UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive additional materials
☐	Soliciting material under Rule 14a-12

Energy Recovery, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Energy Recovery, Inc.

1717 Doolittle Drive San Leandro, CA 94577

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS To Be Held On Thursday, June 14, 2018

Dear Stockholders of Energy Recovery, Inc.:

We are pleased to invite you to attend our 2018 Annual Meeting of Stockholders to be held on Thursday, June 14, 2018, at 10:00 a.m. Pacific Daylight Time at the Company’s headquarters located at 1717 Doolittle Drive, San Leandro, CA 94577 (the “Annual Meeting”). At the Annual Meeting, we will ask you to consider the following proposals:

●	To elect two (2) Class I directors to serve until our 2021 annual meeting of stockholders or until their respective successors have been elected and qualified, or until the director’s earlier removal or resignation;

●	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

●	To hold a non-binding advisory vote on executive compensation; and

●	To transact such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on April 20, 2018, as the record date for the Annual Meeting. Stockholders of record as of April 20, 2018 may vote at the Annual Meeting or any postponements or adjournments of the meeting. This notice of annual meeting, notice of internet availability, proxy statement, annual report on Form 10-K and form of proxy are being made available on or about April 30, 2018.

Your vote is important. Whether or not you plan to attend the meeting in person, we would like for your shares to be represented. Please vote as soon as possible via the Internet, telephone, or mail.

At the meeting, we will also report on our 2017 business results and other matters of potential interest to our stockholders.

Sincerely, Chris Gannon President and Chief Executive Officer

San Leandro, California
April 30, 2018

Whether or not you expect to participate in the Annual Meeting, please vote via the Internet, by phone, or complete, date, sign and promptly return the accompanying proxy card or voting instruction card in the enclosed postage-paid envelope so that your shares may be represented at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting To Be Held on June 14, 2018: This Proxy Statement, along with the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, is available free of charge at the following website: www.proxyvote.com.

PROXY STATEMENT

2017 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Thursday, June 14, 2018

Page

PROXY STATEMENT		1
INFORMATION ABOUT THE ANNUAL MEETING		1
1.	What is the purpose of the Annual Meeting	1
2.	How do I vote	1
3.	How does the Board of Directors recommend I vote on these proposals	2
4.	What is included in the proxy materials	2
5.	Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials	2
6.	How many votes do I have	3
7.	Can I change my vote or revoke my proxy after submitting my proxy	3
8.	Can I attend the meeting in person	3
9.	What if I return a proxy card but do not make specific choices	3
10.	Who pays for the expenses related to the preparation and mailing of the Proxy Statement	3
11.	Who can vote at the Annual Meeting	4
12.	Will there be any other items of business on the agenda	4
13.	How many votes are required for the approval of each item	4
14.	What is the quorum requirement	4
15.	What is a record holder	4
16.	What is a beneficial owner	4
17.	How are votes counted	5
18.	Who counts or tabulates the votes	6
19.	How do I access the proxy materials and annual report via the Internet	6
20.	What should I do if I get more than one proxy or voting instruction card	7
21.	I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials	7
22.	What if I have questions about my Energy Recovery shares or need to change my mailing address	8
23.	Where can I find the voting results of the Annual Meeting	8
PROPOSALS TO BE VOTED ON AT THE MEETING		9
PROPOSAL NO. 1 ELECTION OF DIRECTORS		9
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM		11
Principal Accountant Fees and Services		12
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm		12
PROPOSAL NO. 3 NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION		13
BOARD AND CORPORATE GOVERNANCE MATTERS		14
Board of Directors		14
Director Independence		14
Relationships Among Directors or Executive Officers		15
Board Leadership and Risk Oversight		15
Committees and Meetings of the Board of Directors		16

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ENERGY RECOVERY, INC.

PROXY STATEMENT

2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Daylight Time on Thursday, June 14, 2018

This proxy statement and the enclosed form of proxy (“Proxy Statement”) are furnished in connection with the solicitation of proxies by our Board of Directors (the “Board” or “Board of Directors”) for use at the 2018 annual meeting of stockholders of Energy Recovery, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Thursday, June 14, 2018 at 10:00 a.m. Pacific Daylight Time at the Company’s headquarters located at 1717 Doolittle Drive, San Leandro, CA 94577. The telephone number at that location is (510) 746-7370. References in this Proxy Statement to “we,” “us,” “our,” “the Company” or “Energy Recovery” refer to Energy Recovery, Inc.

The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report is first being mailed on or about April 30, 2018 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

ENERGY RECOVERY, INC.

INFORMATION ABOUT THE annual MEETING

Q:	What is the purpose of the Annual Meeting?

A:	Stockholders of record at the close of business on April 20, 2018 (the “Record Date”) will vote on the following items at the Annual Meeting:

●	to elect Ole Peter Lorentzen and Olav Fjell as Class I directors to serve until our 2021 annual meeting of stockholders or until their respective successors have been elected and qualified;

●	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

●	to hold a non-binding advisory vote on executive compensation;

●	to transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Q:	How do I vote?

A:	If you are a stockholder of record as of the Record Date, there are four ways to vote:

●	In person. You may vote in person at the Annual Meeting. The Company will give you a ballot when you arrive.

●	Via the Internet. You may vote by proxy via the Internet by following the instructions found on the proxy card or the Notice.

●	By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card or the Notice.

●	By Mail. You may vote by proxy by filling out the proxy card and returning it in the envelope provided. If you vote by mail, your proxy card must be received by June 13, 2018.

Please note that the Internet and telephone voting facilities will close at 11:59 p.m. Eastern Daylight Time (8:59 p.m. Pacific Daylight Time) on June 13, 2018.

If, as of the Record Date, you are a beneficial owner of shares held in street name, you should have received from your broker, bank, trustee or other nominee instructions on how to vote or instruct the broker to vote your shares, which are generally contained in a “vote instruction form” sent by the broker, bank, trustee or other nominee. Please follow their instructions carefully. Street name stockholders generally may vote by one of the following methods:

●

In person. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy to you by your broker, bank, trustee, or other nominee.

●	Via the Internet. You may vote by proxy via the Internet by following the instruction form provided to you by your broker, bank, trustee, or other nominee.

●	By Telephone. You may vote by proxy by calling the toll-free number found on the vote instruction form provided to you by your broker, bank, trustee, or other nominee.

●	By Mail. You may vote by proxy by filling out the vote instruction form and returning it in the envelope provided to you by your broker, bank, trustee, or other nominee.

Q:	How does the Board of Directors recommend I vote on these proposals?

A:	The Board recommends a vote:

●	FOR the election of directors Ole Peter Lorentzen and Olav Fjell;

●	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

●	FOR the approval of our executive compensation.

Q:	What is included in the proxy materials?

A:

The proxy materials include this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission (“SEC”) on March 8, 2018 (the “Annual Report”). These materials were first made available to you via the Internet on or about April 30, 2018. Our principal executive offices are located at 1717 Doolittle Drive, San Leandro, CA 94577, and our telephone number is (510) 483-7370. We maintain a website at www.energyrecovery.com. The information on our website is not a part of this Proxy Statement.

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

A:

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this Proxy Statement and the Annual Report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 30, 2018 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials via the Internet to help reduce the environmental impact of our Annual Meetings.

Q:	How many votes do I have?

A:	On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

Q:	Can I change my vote or revoke my proxy after submitting my proxy?

A:	You may change your vote or revoke your proxy at any time prior to the taking of the vote at the Annual Meeting.

If you are the stockholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described on pages 1 and 2 of this Proxy Statement (and until the applicable deadline for each method); (2) providing a written notice of revocation to the Company’s Secretary at Energy Recovery, Inc., 1717 Doolittle Drive, San Leandro, CA 94577 prior to your shares being voted; or (3) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote in person at the Annual Meeting.

For shares you hold beneficially in street name, you generally may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Q:	Can I attend the meeting in person?

A:

You are invited to attend the Annual Meeting if you are a registered stockholder or a street name stockholder as of April 20, 2018, the Record Date. In order to enter the Annual Meeting, you must present a form of photo identification acceptable to us, such as a valid driver’s license or passport. If you hold your shares beneficially in street name, you will need to provide proof of stock ownership as of the Record Date. Please note that since a street name stockholder is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy.

Q:	What if I return a proxy card but do not make specific choices?

A:

When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board of Directors as described on page 2 of this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described above under “Can I change my vote or revoke my proxy after submitting my proxy?”

Q:	Who pays for the expenses related to the preparation and mailing of the Proxy Statement?

The Company will bear the costs of soliciting proxies, including the costs for the preparation, assembly, printing, and mailing of the Proxy Statement and related proxy materials. In addition, the Company will reimburse brokerage firms and other nominees representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners of those shares. We have retained Alliance Advisors as our proxy solicitors, and proxies may be solicited by a representative of that firm. For its services, we will pay Alliance Advisors a fee of $6,000, plus reasonable expenses. Proxies may also be solicited by certain of the Company’s directors, officers, and regular employees, without additional compensation, either personally, by telephone, facsimile, or mail.

Q:	Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 20, 2018, the Record Date, will be entitled to notice of, and to vote at, our Annual Meeting. Each stockholder of record will be entitled to one vote on each matter for each share of common stock held on the Record Date. On the Record Date, the Company had 53,651,381shares of common stock outstanding, held by 38 holders of record.

Q:	Will there be any other items of business on the agenda?

A:

We do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement; however, the proxy holders (who are the management representatives named on the proxy card) may vote using their discretion with respect to any other matters properly presented for a vote at the meeting.

Q:	How many votes are required for the approval of each item?

A:

Proposal No. 1 (election of directors): The candidates who receive the greatest number of votes cast at the Annual Meeting will be elected, provided that a quorum is present. The Board recommends a vote “FOR” all nominees.

Proposal No. 2 (ratification of Deloitte & Touche LLP as our independent registered public accountants) and Proposal No. 3 (advisory approval of the Company’s executive compensation): An affirmative vote of a majority of the shares of the Company’s common stock present and entitled to vote is required to approve Proposals No. 2 and No. 3, provided that a quorum is present. The Board recommends a vote “FOR” each of the Proposals No. 2 and No. 3.

Q:	What is the quorum requirement?

A:

A “quorum” of stockholders must be present for us to hold a valid meeting of stockholders. Stockholders representing a majority (more than 50%) of the voting power of our outstanding common stock as of the Record Date, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy or if you vote in person at the meeting. Stockholders who submit signed and dated proxies without specifying their votes and broker “non-votes” described below will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

Q:	What is a record holder?

A:

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “record holder” of those shares. If you are a record holder, you will receive a Notice on how you may access and review the proxy materials on the Internet.

Q:	What is a beneficial owner?

A:

If your shares are held in a stock brokerage account, by a bank, or by another nominee, those shares are registered with American Stock Transfer & Trust Company in the “street name” of the brokerage account, bank, or other nominee, and you are considered the “beneficial owner” of those shares. If you are a beneficial owner, your broker or other nominee will send you a form of voting instructions along with instructions on how to access proxy materials.

As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares by using the voting instruction form included in the mailing or by following the instructions on the voting instruction card for voting via the Internet or telephone.

If there are multiple beneficial owners in the same household, your broker or other nominee may send only one set of voting instructions or copy of the proxy materials to your household. If you are receiving multiple copies of these materials and would like to receive a single copy in the future, please contact your broker, bank, or other nominee to request a single copy in the future.

Q:	How are votes counted?

A:	All shares of common stock represented by valid proxies will be voted in accordance with their instructions. In the absence of instructions, proxies will be voted “FOR” Proposals 1, 2 and 3.

Brokers, banks, and other nominees may submit a proxy card for shares of common stock that they hold for a beneficial owner, but may decline to vote on certain items because they have not received instructions from the beneficial owner. These are called “Broker Non-Votes” and are not included in the tabulation of the voting results for the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal. Consequently, Broker Non-Votes will not count as votes cast for purposes of Proposals No. 1 and 3.

Brokers have the discretion to vote such shares for which they have not received voting instructions from the beneficial owners on routine matters but not on non-routine matters. The only routine matter up for vote this year is the ratification of the independent registered public accounting firm (Proposal No. 2).

A broker is prohibited from voting on a non-routine matter unless the broker receives specific voting instructions from the beneficial owner of the shares. The election of directors (Proposal No. 1) and the advisory vote on executive compensation (Proposal No. 3) are non-routine matters, and your broker cannot vote your shares on these proposals unless you have timely returned applicable voting instructions to your broker.

Abstentions have no effect on the outcome of voting for Proposal No. 1, election of directors. Abstentions are treated as shares present or represented and voting regarding Proposals No. 2 and No. 3, so abstentions have the same effect as negative votes on those proposals.

A summary of the voting provisions, provided a valid quorum is present or represented at the Annual Meeting, for the matters described in “What is the purpose of the Annual Meeting?” is as follows:

Proposal No.	Vote	Board Voting Recommendation	Routine or Non-Routine	Discretionary Voting by Broker Permitted?	Vote Required for Approval	Impact of Abstentions	Impact of Broker Non- votes (Uninstructed Shares)
1	Election of director nominees	FOR	Non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.	No	Plurality[1]	No impact	No impact
2	Ratification of independent registered public accountants	FOR	Routine, thus if you hold your shares in street name, your broker may vote your shares for you absent any other instructions from you.	Yes	Majority of shares present or represented by proxy and entitled to vote	Has the same effect as a vote against	Broker has the discretion to vote
3	Advisory, non-binding approval of executive compensation	FOR	Non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.	No	Majority of shares present or represented by proxy and entitled to vote	Has the same effect as a vote against	No impact

1“Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected as Class I directors to serve until the 2021 annual meeting of stockholders or until their respective successors are duly elected and qualified. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Q:	Who counts or tabulates the votes?

A:

The votes of stockholders attending the Annual Meeting and voting in person will be counted or tabulated by an independent inspector of election. For our meeting, a representative of Broadridge Investor Communications Solutions, Inc. will tabulate votes cast by proxy and in person.

Q:	How do I access the proxy materials and annual report via the Internet?

A:

A Notice will be mailed or emailed with instructions on how to access proxy materials via the Internet. This Proxy Statement, the 2017 Annual Report, and related proxy materials for the Annual Meeting of Stockholders to be Held on June 14, 2018 will also be available electronically at http://ir.energyrecovery.com.

If you have previously chosen to receive the proxy materials via the Internet, you will be receiving an e-mail on or about April 30, 2018 with information on how to access stockholder information and instructions for voting over the Internet. Stockholders of record may vote via the Internet until 11:59 p.m. Eastern Daylight Time on June 13, 2018.

If your shares are registered in the name of a brokerage firm and you have not elected to receive proxy materials over the Internet, you may still be eligible to vote shares electronically over the Internet. Many brokerage firms participate in programs that provide eligible stockholders who receive a paper copy of the Proxy Statement and Annual Report the opportunity to vote via the Internet. If your brokerage firm participates in such a program, a form from the broker will provide voting instructions.

Stockholders can elect to view future Proxy Statements and Annual Reports over the Internet instead of receiving paper copies. Stockholders of record wishing to receive future stockholder materials electronically can elect this option by following the instructions provided when voting over the Internet at www.proxyvote.com.

Upon electing to view future Proxy Statements and Annual Reports over the Internet, you will receive an e-mail notification next year with instructions containing the Internet address of those materials. The choice to view future Proxy Statements and Annual Reports over the Internet will remain in effect until you contact your broker or the Company to rescind the instructions. Internet access does not have to be elected each year.

Stockholders who elected to receive this Proxy Statement electronically over the Internet and who would now like to receive a paper copy of this Proxy Statement so that they may submit a paper proxy in lieu of an electronic proxy should contact either their broker or the Company.

Q:	What should I do if I get more than one proxy or voting instruction card?

A:

Stockholders may receive more than one set of voting materials, including multiple copies of the proxy materials and multiple Notices, proxy cards, or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate sets of proxy materials for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one set of proxy materials or one Notice. You should vote in accordance with all of the proxy cards and voting instruction cards you receive relating to our Annual Meeting to ensure that all of your shares are counted.

Q:	I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A:

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Proxy Statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement addressed to those stockholders. This process is commonly referred to as “house-holding.”

Brokers with account holders who are Energy Recovery stockholders may be house-holding our proxy materials. A single set of proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be house-holding communications to your address, house-holding will continue until you are notified otherwise or until you notify your broker or The Company that you no longer wish to participate in house-holding.

If, at any time, you no longer wish to participate in house-holding and would prefer to receive a separate Proxy Statement and Annual Report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, Energy Recovery, Inc., 1717 Doolittle Drive, San Leandro, CA 94577 or (3) contact our Investor Relations department by email at IR@energyrecover.com or by telephone at (510) 746-2501. Stockholders who receive multiple copies of the Proxy Statement or Annual Report at their address and would like to request house-holding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Annual Report and Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Q:	What if I have questions about my Energy Recovery shares or need to change my mailing address?

A:

You may contact our transfer agent, American Stock Transfer & Trust Company, by telephone at (800) 937-5449 (U.S.) or (718) 921-8124 (outside the U.S.), or by email at info@amstock.com, if you have questions about your Energy Recovery shares or need to change your mailing address.

Q:	Where can I find the voting results of the Annual Meeting?

A:

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to this Current Report on Form 8-K as soon as they become available.

PROPOSALs to be voted on at the meeting

Proposal NO. 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation (our “Charter”) provides that the Board shall be divided into three classes, with the directors in each class serving three-year terms. At the Annual Meeting, two Class I directors will be elected for three year terms.

The Nominating and Corporate Governance Committee of the Board of Directors has recommended, and the Board of Directors approved Ole Peter Lorentzen and Olav Fjell as nominees for election as Class I directors at the Annual Meeting. If elected, each newly elected director will serve until the 2021 annual meeting of stockholders, or until each director’s successor is duly elected and qualified, or until the director’s earlier removal or resignation.

Each of the nominees is currently a director of the Company and each of the nominees named below has consented, if elected as a director of the Company, to serve until his term expires.

In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director, if elected. Each of the two nominees for director who receives the greatest number of votes will be elected.

Set forth below are the names, ages, and certain biographical information relating to the Class I director nominees as of April 20, 2018.

DIRECTOR NOMINEES

Olav Fjell	Age: 66 Director Since: 2015 Current Board Committees: -Nominating and Corporate Governance -Audit	Education: M.Sc. Business Administration and Economics, Norwegian School of Economics and Business Administration

Mr. Fjell joined the Board of Directors of the Company in June 2015. Mr. Fjell is a seasoned business leader with experience in the oil and gas industry, finance industry and high tech engineering industry. He is chair of the boards of Moelven AS, Nofima AS, Concedo ASA, Bene Agere Norden AS, IFE and Franzefoss AS. He is the deputy chair of Lotos Exploration and Production Norge and a member of the board of Turbulent Flux AS. Mr. Fjell was the CEO of Statoil from 1999 to 2003, Lindorff from 2005 to 2007 and Hurtigruten from 2007 to 2012. He has also served as the CEO of Postbanken and been part of the senior management teams at Kongsberg Våpenfabrikk and DNB. Mr. Fjell holds an M.Sc. in Business Administration and Economics (sivilokonom) from the Norwegian School of Economics and Business Administration.

Ole Peter Lorentzen	Age: 65 Director Since: 2015 Current Board Committees: -Nominating and Corporate Governance (chair) -Compensation	Education: Bachelor’s Business Administration, Lund University

Mr. Lorentzen previously served on our Board from January 2007 until the Company went public in 2008. He joined our Board again in 2015. Since December 1987 Mr. Lorentzen has been the Chairman and beneficial owner of Ludvig Lorentzen, an investment company that typically holds a concentrated portfolio of investments for seven to fifteen years. He has extensive experience in working with management teams and Boards to seek methods of enhancing value for all shareholders. He served as Director of Agasti Holding ASA from May 2010 through May 2013. He served as a Director of Opera Software ASA until June 21, 2007. Mr. Lorentzen holds a bachelor’s degree in business administration from Lund University in Sweden.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF Ole peter Lorentzen AND Olav fjell AS CLASS I DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC Accounting firm

The Audit Committee has appointed Deloitte & Touche LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Deloitte & Touche LLP was retained by us on April 11, 2018, as announced in our Current Report on Form 8-K, filed on April 13, 2018. Prior to Deloitte & Touche LLP, BDO USA, LLP acted as our independent registered public accounting firm. BDO USA, LLP audited the Company’s financial statements for the fiscal years ending December 31, 2017 and 2016. On April 11, 2018, in connection with its selection of Deloitte & Touche LLP, the Audit Committee approved the dismissal of BDO USA, LLP. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and to respond to any questions. Representatives of BDO USA, LLP are not expected to be present at the Annual Meeting.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ (global) capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has retained Deloitte & Touche LLP as the Company’s Independent Auditor for fiscal 2018. The members of the Audit Committee and the Board believe that, due to Deloitte & Touche’s knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its stockholders to retain Deloitte to serve as the Company’s independent auditor during 2018.

During the years ended December 31, 2017 and 2016 and for the period from January 1, 2018 to April 11, 2018, neither the Company nor anyone on its behalf has consulted with Deloitte & Touche LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte & Touche LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

 The reports of BDO USA, LLP on the Company’s consolidated financial statements for the years ended December 31, 2017 and 2016 did not contain an adverse opinion or a disclaimer of an opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2017 and 2016 and for the period from January 1, 2018 to April 11, 2018, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with BDO USA, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO USA, LLP, would have caused BDO USA, LLP to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements for such years.

 During the years ended December 31, 2017 and 2016 and for the period from January 1, 2018 to April 11, 2018, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K.

Principal Accountant Fees and Services

The following table sets forth all fees accrued or paid to BDO USA, LLP, our independent registered public accountants, for fiscal years ended December 31, 2017 and 2016.

	2017	2016
Audit Fees (1)	$805,502	$640,685
Audit-Related Fees	$0	$0
Tax Fees	$0	$0
All Other Fees	$0	$0
Total	$805,502	$640,685

(1)

Audit Fees consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements and review of the financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves audit, audit-related, tax, and all other services provided by our independent registered public accountants, Deloitte & Touche LLP and will not approve services that are impermissible under applicable laws and regulations. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision of that member to pre-approve specific services must be reported to the full Audit Committee at its next scheduled meeting. In the fiscal years ended December 31, 2017 and 2016, all fees identified above under the captions “Audit Fees” that were billed by BDO USA, LLP were approved by the Audit Committee in accordance with SEC requirements.

In the fiscal year ended December 31, 2017, there were no other professional services provided by BDO USA, LLP, other than those listed above, that would have required our Audit Committee to consider their compatibility with maintaining the independence of BDO USA, LLP.

Ratification of Deloitte & Touche LLP

Although ratification is not required, the appointment of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2018 is being submitted for ratification at the Annual Meeting because the Board believes doing so is a good corporate governance practice. Furthermore, the Audit Committee will take stockholders’ opinions regarding the appointment of Deloitte & Touche LLP into consideration in future deliberations. If Deloitte & Touche LLP’s appointment is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent auditors. The Audit Committee may terminate Deloitte & Touche LLP’s engagement as the Company’s independent accountants without the approval of the Company’s stockholders whenever the Audit Committee deems appropriate.

THE BOARD OF DIRECTORS unanimously RECOMMENDS that
stockholders VOTE “FOR” RATIFICATION
OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC accountING FIRM FOR
THE YEAR ENDING DECEMBER 31, 2018

PROPOSAL NO. 3

non-binding ADVISORY vote ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis beginning on page of this Proxy Statement describes the Company’s executive compensation program and the compensation decisions made by the Compensation Committee for our fiscal year ended December 31, 2017, with respect to the executive officers named in the Summary Compensation Table on page 32. The Board of Directors is asking our stockholders to cast a non-binding advisory vote to approve the following resolution:

“RESOLVED, that the stockholders of Energy Recovery, Inc. approve, on an advisory basis, the compensation of the executive officers named in the Summary Compensation Table for 2017, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the related footnotes and narratives accompanying the tables).”

The Board is asking our stockholders to vote “FOR” this proposal because it believes that the policies and practices described in the Compensation Discussion and Analysis section of this Proxy Statement are necessary to achieve the Company’s primary objective of the executive compensation program, that of attracting, retaining, and motivating the talent we need to meet and/or exceed the strategic, operational, and financial goals of the Company. Additionally, we want to reward superior performance and align the long term interests of our executives with our stockholders.

This proposal, commonly known as a “Say on Pay” proposal, gives you, as a stockholder, the opportunity to express your views on our executive compensation programs and policies and the compensation paid to the executive officers named in the Summary Compensation Table.

The Company’s current policy is to hold a Say on Pay vote each year. We expect to hold another advisory vote with respect to executive compensation at the annual meeting of stockholders to be held in 2019.

Although your vote on this proposal is advisory and non-binding, the Compensation Committee values the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers. We are providing this advisory vote pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES AND THE RELATED NARRATIVE DISCLOSURE INCLUDED IN THIS PROXY STATEMENT.

BOARD AND CORPORATE GOVERNANCE MATTERS

Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. The number of directors is fixed by our Board of Directors, subject to the terms of our Charter and the Bylaws. Our Board of Directors currently consists of seven directors, all of whom qualify as “independent” under the listing standards of The NASDAQ Stock Market. As previously announced in our Current Report on Form 8-K, filed on February 27, 2018, the Board accepted the resignation of Mr. Joel Gay from the Board of Directors effective on February 25, 2018.

In accordance with our Charter and the Bylaws, our Board of Directors is divided into three classes with staggered three year terms. Prior to the Annual Meeting, the Board consisted of:

Committee Memberships
Director	Class I	Class II	Class III	Audit	Compensation	Nominating & Corporate Governance
Mr. Alexander J. Buehler			X	Chairman	Member
Mr. Olav Fjell	X			Member		Member
Mr. Sherif Foda		X			Member	Member
Mr. Arve Hanstveit		X		Member	Chairman
Mr. Ole Peter Lorentzen	X				Member	Chairman
Mr. Robert Yu Lang Mao			X	Member
Mr. Hans Peter Michelet		X				Member

Effective immediately following the Annual Meeting, our directors will be divided among the three classes as follows:

●

Class I directors – Messrs. Fjell and Lorentzen’s terms will expire at the Annual Meeting, and they are standing for election at the Annual Meeting for terms that will expire at the annual meeting of stockholders to be held in 2021;

●	Class II directors – Messrs. Foda, Hanstveit and Michelet’s terms will expire at the annual meeting of stockholders to be held in 2019; and

●	Class III directors – Messrs. Buehler and Mao’s terms will expire at the annual meeting of stockholders to be held in 2020.

The division of our Board of Directors into three classes with staggered three year terms may delay or prevent a change of our management or a change of control. Under Delaware law, our directors may be removed for cause by the affirmative vote of the holders of a majority of our outstanding voting stock. Directors may not be removed by our stockholders without cause.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors.

Director Independence

During 2017 and the first two months of 2018, the Board of Directors evaluated all business and charitable relationships between the Company and the Company’s non-employee directors and all other relevant facts and circumstances. Based on information provided by each director concerning his background, employment, and affiliations, including family relationships, our Board of Directors has determined that none of Messrs. Buehler, Fjell, Foda, Hanstveit, Lorentzen, Mao and Michelet have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC, and the listing standards of The NASDAQ Stock Market (the “Applicable Rules”). In making these determinations, our Board of Directors considered the current and prior relationships that each director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence.

The Board of Directors also has determined that each director is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code, as amended.

Factors considered by our Board in determining if a non-employee director will not be deemed “independent,” including without limitation, the following: if (a) the director is, or in the past three years has been, an employee of the Company; (b) the director or a member of the director’s immediate family is, or in the past three years has been, an executive officer of the Company; (c) the director or a member of the director’s immediate family has, in the past three years, received more than $120,000 per year in direct compensation from the Company (other than for service as a director or, for the immediate family member, as a non-executive employee); (d) the director is an employee, or the director or a member of the director’s immediate family is employed as a partner, of the Company’s independent registered public accountants, or the director has an immediate family member who is a current employee of such firm and works in any capacity on the Company’s audit, or the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on the Company’s audit within that time; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where an Energy Recovery executive officer at the same time serves or served on the compensation committee; or (f) the director is an employee, or a member of the director’s immediate family is an executive officer, of a company that makes payments to, or receives payments from, the Company in an amount which, in any twelve-month period during the past three years, exceeds the greater of $200,000 or two percent of the consolidated gross revenues of the company receiving the payment.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

Board Leadership and Risk Oversight

The offices of Chairman and Chief Executive Officer at our Company are held by different individuals. Mr. Michelet is currently Chairman of the Board and has served as our Board Chairman since September 2004. Mr. Chris Gannon was appointed as President and Chief Executive Officer in February 2018. Previously, Mr. Joel Gay served as the Company’s President and Chief Executive Officer from April 2015 to February 2018. The Company believes that having the roles of Chief Executive Officer and Chairman of the Board filled by different individuals enhances our internal system of checks and balances and the Board’s oversight role. The practice also enables the Chief Executive Officer to focus on the Company’s operations. Nevertheless, the Board believes it is appropriate to retain the discretion and flexibility to change the structure from time to time as needed to provide appropriate leadership for the Company. At this time, the Board believes that it has achieved the best Board leadership structure for the Company by separating the roles of Chairman and Chief Executive Officer.

Mr. Michelet, as Chairman, presides at all meetings of the Board, including executive sessions of the Board and the independent directors, facilitates discussions among independent directors on key issues and concerns outside of Board meetings, serves as a liaison between the Chief Executive Officer and the other directors, reviews information to be sent to the Board, collaborates with the Chief Executive Officer and other members of Company management to set meeting agendas and Board information, assists the chairs of the committees of the Board as requested, and performs such other functions and responsibilities as requested by the Board or the independent directors from time to time. In performing the duties described above, the Chairman is expected to consult with, and does consult with, the chairs of the appropriate Board committees.

The goal of the Company’s risk management process is to understand and manage risk; management is responsible for identifying and managing the risks, while directors provide oversight to management in this process. Management identifies the significant risks facing the Company and the approaches to mitigate such risk. In addition to its general oversight of management, the Board of Directors is responsible for a number of specific functions, including assessing major risks facing the Company and reviewing options for their mitigation.

Our Board of Directors has three standing independent committees: Audit, Nominating and Corporate Governance and Compensation. Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the Board. The Audit Committee charter provides that the Audit Committee should discuss and consider the process by which senior management of the Company and the relevant departments assess and manage the Company’s exposure to risk, and discuss the Company’s major financial risk exposure and the steps management has taken to monitor, control, and report such exposures. In addition, the Audit Committee reports to the Board of Directors, which also considers the Company’s risk profile. The Audit Committee and the Board of Directors obtain input from management regarding the most significant risks facing the Company and the Company’s risk management strategy.

The Audit Committee and the Board ensure that the risks undertaken are consistent with the Board’s tolerance for risk. While the Board is responsible for setting, monitoring, and maintaining the Company’s risk management policies and practices, the Company’s executive officers and members of our management team are responsible for implementing and overseeing our day-to-day risk management processes.

In addition to the oversight provided by our full Board of Directors, Audit Committee, executive officers and the members of our management team, our independent directors hold regularly scheduled executive sessions as often as they deem appropriate, but in any event at least four times each year. These executive sessions provide an additional avenue through which we monitor the Company’s risk exposure and policies regarding risk management.

Committees and Meetings of the Board of Directors

During the year ended December 31, 2017, the Board met twenty-three times. The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. During the year ended December 31, 2017, no director attended fewer than 75% of all the meetings of the Board or its committees on which he or she served after becoming a member, with the exception of Mr. Trempont, who attended 0 meetings in 2017. Mr. Trempont had provided notice to the board early in 2017 of his intention to resign from the Board. The Company encourages, but does not require, its directors to attend the annual meeting of stockholders. In 2017, all of our directors attended our annual meeting except Mr. Trempont.

Committee Membership

The members of each of our standing committees as of December 31, 2017 are identified below.

Audit Committee*	Compensation Committee	Nominating and Corporate Governance Committee
Alex Buehler (chair)	Arve Hanstveit (chair)	Ole Peter Lorentzen (chair)
Olav Fjell	Alex Buehler	Olav Fjell
Arve Hanstveit	Sherif Foda	Sherif Foda
Robert Yu Lang Mao	Ole Peter Lorentzen	Hans Peter Michelet

* Mr. Trempont was a director and the Chairman of the Audit Committee up to the 2017 Annual Meeting.

The Audit Committee

The Audit Committee held five meetings in the year ended December 31, 2017. The Audit Committee is responsible for assisting the full Board in fulfilling its oversight responsibilities relating to:

●	overseeing the accounting and financial reporting processes and audits of our financial statements;

●	selecting and hiring our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

●

assisting the Board in monitoring the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, and the qualifications, independence, and performance of our independent registered public accountants;

●	providing to the Board information and materials to make the Board aware of significant financial and audit-related matters that require attention; and

●	reviewing and discussing with management and our independent registered public accounting firm, our annual and quarterly financial statements and annual and quarterly reports on Forms 10-K and 10-Q.

The Board has determined that all members of the Audit Committee are independent directors as defined in the listing rules of NASDAQ and SEC rules and regulations. The Board has further determined that Mr. Buehler is an “audit committee financial expert” as defined by SEC rules. The Board has adopted and approved a charter for the Audit Committee, a copy of which can be viewed on the Company’s website at www.energyrecovery.com under the Investor Relations tab.

The Compensation Committee

The Compensation Committee held eight meetings in the year ended December 31, 2017. The Compensation Committee is responsible for, among other things:

●

reviewing and approving, with respect to our Chief Executive Officer and other executive officers, annual base salaries, annual incentive bonuses, equity compensation, employment agreements, severance arrangements, change of control agreements/provisions, and any other benefits, compensation, or arrangements;

●	administering our Equity Incentive Plan and other employee benefit plans as may be adopted by us from time to time; and

●	recommending inclusion of the Compensation Discussion and Analysis in the Proxy Statement and our Annual Report on Form 10-K.

The Board has determined that all members of the Compensation Committee are independent directors as defined in the listing rules of NASDAQ and SEC rules and regulations. The Board has adopted and approved a charter for the Compensation Committee, a copy of which can be viewed on the Company’s website at www.energyrecovery.com under the Investor Relations tab.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held three meetings in the year ended December 31, 2017. The Nominating and Corporate Governance Committee is responsible for:

●	assisting in identifying prospective director nominees and recommending to the Board nominees for each annual meeting of stockholders;

●	evaluating the performance of current members of the Board;

●	developing principles of corporate governance and recommending them to the Board;

●	recommending to the Board persons to be members of each committee; and

●	overseeing the evaluation of the Board and management.

The Nominating and Corporate Governance Committee operates under a written charter setting forth the functions and responsibilities of the Committee. A copy of the charter can be viewed on the Company’s website at www.energyrecovery.com under the Investor Relations tab. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors as defined in the listing rules of NASDAQ and SEC rules and regulations.

The Nominating and Corporate Governance Committee considers and makes recommendations to the Board regarding any stockholder recommendations for candidates to serve on the Board. Our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board. In order to nominate a candidate for director, a stockholder must give timely notice in writing to our Secretary and otherwise comply with the provisions of our Bylaws. To be timely, a stockholder’s notice to our Secretary must be delivered to or mailed and received at our principal executive offices, in the case of an annual meeting, not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date on which we first mailed our Proxy Statement to stockholders in connection with the immediately preceding annual meeting. If no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. In the case of a special meeting of stockholders called for the purpose of electing directors, notice must be delivered to or mailed and received not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

Stockholder nominations must also include the information required by our Bylaws. Under the Bylaws, information as to each person whom the stockholder proposes to nominate for election as a director must include (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the corporation that are owned beneficially or of record by the person, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (v) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant SEC regulations. The stockholder giving notice must also provide certain other information required under our Bylaws.

A stockholder who wishes to nominate a candidate to serve on the Board should carefully review the applicable provisions of our Bylaws. Any such nomination must be made in accordance with the procedures outlined in, and include the information required by, the Bylaws. The nomination must be addressed to 1717 Doolittle Drive, San Leandro, California 94577 Attn: Secretary. You can obtain a copy of our Bylaws by writing to the Secretary at this address.

While the Nominating and Corporate Governance Committee does not have a written policy regarding diversity in identifying nominees for directors, the committee takes diversity into account when looking for best available candidates to serve on the Board. In the past, when new directors have been added to our Board, the Board or Nominating and Corporate Governance Committee has endeavored to select director candidates who have business, scientific, or regulatory specializations; technical skills; or other backgrounds that increased the range of experience and diversity of perspectives within our Board in ways that pertain to our current and future business goals. The Committee also considers diversity in terms of gender, ethnic background, and national origin.

There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or by the Nominating and Corporate Governance Committee itself.

In reviewing potential candidates for the Board, the Nominating and Corporate Governance Committee considers numerous factors including:

●

whether or not the person has any relationships that might impair his or her independence, such as any business, financial, or family relationships with the Company, its management, its stockholders, or their affiliates;

●	whether or not the person serves on boards of, or is otherwise affiliated with, competing companies;

●	whether or not the person is willing to serve as, and willing and able to commit the time necessary for the performance of the duties of, a director of the Company; and

●

the contribution that the person can make to the Board and the Company, with consideration given to the person’s experience in the fields of energy, technology, and manufacturing as well as leadership or entrepreneurial experience in business or education.

Of greatest importance is the individual’s integrity and ability to bring to the Company experience and knowledge in areas related to the Company’s current and future business. The Board intends to continue using these criteria to evaluate candidates for election to the Board.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during fiscal year 2017 or at any other time, an officer or employee of the Company, or had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our current executive officers serve on the Compensation Committee or the Board of Directors of another entity whose executive officer(s) serve(s) on the Company’s Compensation Committee or Board of Directors.

Communication between Stockholders and Directors

Our Board currently does not have a formal process for stockholders to send communications to the Board. The Company, however, makes every effort to ensure that the views of stockholders are heard by the Board or individual directors and that the Company responds to stockholders on a timely basis. The Board does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to convey questions, comments, and observations that could be useful to the Board. Stockholders wishing to formally communicate with the Board may send communications directly to Secretary, Energy Recovery, Inc., 1717 Doolittle Drive, San Leandro, California 94577.

Director Compensation

Directors who are non-employees of the Company received the following fees for their services on the Board during the year ending December 31, 2017:

●	$50,000 annual retainer paid in quarterly installments for services as a member of the Board; or

●	$200,000 annual retainer paid in monthly installments for services as Chairman of the Board.

Additionally, directors receive:

●	$15,000 annual retainer paid in quarterly installments for services as Chairman of the Audit Committee;

●	$10,000 annual retainer paid in quarterly installments for services as Chairman of the Compensation Committee; and

●	$5,000 annual retainer paid in quarterly installments for services as Chairman of the Nominating and Corporate Governance Committee.

Our non-employee directors also receive:

●	an annual grant of stock options of common stock valued (based on market prices on the date of grant) at $85,000, with 100% vesting on the first anniversary of the vesting commencement date.

In June 2017, we granted to each continuing non-employee director, options to purchase 16,726 shares of our common stock. The options have a one year vesting period and become fully vested in June 2018, subject to the director providing service to the Board through such date.

Director Compensation for the Year Ended December 31, 2017

The table below summarizes the compensation paid to non-employee directors for the year ended December 31, 2017. Directors who are also our employees receive no additional compensation for their service as a director. During the fiscal year ended December 31, 2017, one director, Mr. Gay, our former President and Chief Executive Officer was an employee, and his compensation is discussed in “Executive Compensation.”

Director	Fees Earned and Paid in Cash	Option Awards (1)	Total
Mr. Alexander J. Buehler(2)	$57,056	$85,002	$142,058
Mr. Sherif Foda	$50,000	$85,002	$135,002
Mr. Olav Fjell	$50,000	$85,002	$135,002
Mr. Arve Hanstveit (3)	$60,000	$85,002	$145,002
Mr. Ole Peter Lorentzen(4)	$52,625	$85,002	$137,627
Mr. Robert Yu Lang Mao(5)	$50,858	$85,002	$135,860
Mr. Hans Peter Michelet (6)	$224,582	$85,002	$309,584
Mr. Dominique Trempont (7)	$29,875	$0	$29,875

(1)

The amount in the Option Awards column sets forth the fair value on the grant date of the options awards granted in 2017 as calculated in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. The method and assumptions used to calculate the fair value on the grant date of our equity awards is discussed in Note 11 of our Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ending December 31, 2017. As of December 31, 2017, the number of shares underlying unvested stock options held by each of the directors was: Mr. Buehler, 16,726; Mr. Fjell, 16,726; Mr. Foda 16,726; Mr. Hanstveit, 16,726; Mr. Lorentzen, 16,726; Mr. Mao, 16,726; Mr. Michelet, 16,726; and Mr. Trempont, 0.

(2)	Mr. Buehler is a director and the Chairman of the Audit Committee since July 12, 2017.

(3)	Mr. Hanstveit is a director and the Chairman of the Compensation Committee.

(4)	Mr. Lorentzen is a director and the Chairman of the Nomination and Corporate Governance Committee since June 22, 2017.

(5)	Mr. Mao is a director and was the Chairman of the Audit Committee from June 22, 2017 to July 12, 2017.

(6)	Mr. Michelet is a director and the Chairman of the Board of Directors. He was the Chairman of the Nominating and Corporate Governance Committee through June 22, 2017.

(7)	Mr. Trempont was a director and the Chairman of the Audit Committee up to the 2017 Annual Meeting. Mr. Trempont did not stand for re-election and ceased being a board member on June 22, 2017.

Our non-employee directors are also reimbursed for travel, lodging and other reasonable expenses incurred in connection with their attendance at Board of Directors or committee meetings.

Stock Ownership Guidelines

The Board believes that our non-employee directors and executive officers should own and hold shares of our common stock to further align their interests with the long term interests of stockholders and further promote our commitment to sound corporate governance. Toward this end, in April 2016, the Board adopted guidelines with respect to ownership levels of the Company’s common stock of our CEO, other executive officers, and members of our Board. The guidelines state that our CEO, other executive officers, and each director must beneficially own Common Stock having a value equal to:

●	For our CEO, three times his annual base salary;

●	For our other executive officers, one time his or her annual base salary; and

●	For each non-employee director, three times the amount of the annual cash retainer paid to directors for general service on the Board.

The guidelines were established to promote a long-term perspective in managing the Company and align the interests of our stockholders, executives, and directors.

For purposes of determining ownership under these guidelines we include shares of common stock actually owned by the covered individual or family members, certain indirect forms of ownership, such as stock held in a grantor trust for the benefit of the covered individual, as well as the net exercise or “spread” value of vested stock options. Unvested options or restricted stock units (“RSUs”) and the unvested portion of any performance-based restricted stock or other equity-based award are not included. Directors and executive officers were given a period of three years from the adoption of the original guidelines to meet these ownership requirements while newly appointed directors or executive officers are given a period of five years from their date of appointment to meet these requirements. Covered individuals are required to hold 25% of the net shares acquired from all equity awards after deducting shares sold to cover the exercise price and/or taxes until the applicable guideline is reached. As of April 20, 2018, all of our directors and executive officers were either exceeding the minimum stock ownership requirements or were on track to comply in the relevant timeframe.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 20, 2018 for (i) each person or group of affiliated persons who is known by the Company to beneficially own more than 5% of the Company’s common stock, (ii) each of the Company’s directors, (iii) each of the officers appearing in the “Summary Compensation Table” on Page 32 and (iv) all directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. To our knowledge, no person or entity except as set forth below, is the beneficial owner of more than 5% of the voting power of our common stock as of the close of business on April 20, 2018. The address of each executive officer and director is c/o Energy Recovery, Inc., 1717 Doolittle Drive, San Leandro, CA 94577.

	Shares Beneficially Owned (1)	Percent of Class (2)
5% or Greater Common Stockholders:

Ludvig Lorentzen AS (3) Postboks A, Bygdoy, 0211 Oslo, Norway	8,592,228	16.0%
Arvarius AS c/o Marius Skaugen (4) Parkv.57 c/o B. Skaugen AS 0256 Oslo, Norway	7,532,490	14.0%
Sundt AS (5) Dronningen 1, 2087 Oslo, Norway	3,016,474	5.6%
Directors, Named Executive Officers, and Current Group:
Ole Peter Lorentzen (3)	8,592,228	16.0%
Arve Hanstveit (6)	1,547,687	2.9%
Dominique Trempont (7)	533,637	1.0%
Hans Peter Michelet (8)	481,887	0.9%
Robert Yu Lang Mao (9)	374,248	0.7%
Chris Gannon (10)	261,774	0.5%
Nocair Bensalah(11)	251,432	0.5%
Alexander J. Buehler (12)	161,894	0.3%
Rodney Clemente (13)	148,837	0.3%
Eric Siebert (14)	141,811	0.3%
Olav Fjell (15)	103,445	0.2%
Sherif Foda (16)	24,084	0.0%
Joel Gay (17)	190,162	0.4%
All named executive officers and directors as a group (13 persons) (18)	12,813,126	23.8%

*Less than .1%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable, or exercisable within 60 days after April 20, 2018, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person.

(2)	Percent of class is based on the number of shares of Common Stock outstanding as of April 20, 2018, the Record Date, which were 53,651,381 shares.

(3)

Based on a Schedule 13D/A and a Form 4 jointly-filed by Ole Peter Lorentzen and Ludvig Lorentzen AS with the SEC on January 9, 2015 and March 16, 2015, respectively, which reported 7,700,000 shares beneficially owned by Ludvig Lorentzen AS and 8,592,228 shares beneficially owned by its controlling shareholder, Mr. Ole Peter Lorentzen, who is also a Director of the Company. Shares beneficially owned by Mr. Lorentzen include the 7,700,000 shares beneficially owned by Ludvig Lorentzen AS and shares held by Mr. Lorentzen in other accounts. Each reported shared voting and dispositive power over the shares respectively reported for that beneficial owner. The shares reported also include options to purchase 101,894 shares of common stock that are exercisable within 60 days of April 20, 2018.

(4)

Based on a Schedule 13G/A and a Form 4 filed with the SEC on March 19, 2010 and April 30, 2010, respectively, which together showed 7,641,103 shares beneficially owned by Arvarius AS and 7,641,103 shares beneficially owned by Mr. Skaugen, the controlling stockholder of Arvarius. Each reported shared voting and dispositive power over the shares respectively reported for that beneficial owner. The shares reported by Arvarius included 800,000 shares that could be acquired under exercisable warrants. Subsequent to the foregoing reports, warrants to purchase 200,000 shares were exercised in December 2013 for 180,276 shares, the remaining warrants to purchase 19,724 shares of this exercise were cancelled and considered payment for the exercise. Warrants to purchase 400,000 shares were exercised in July 2014 for 311,111 shares, the remaining warrants to purchase 88,889 shares of this exercise were cancelled and considered payment for the exercise. Warrants to purchase 200,000 shares were exercised in July 2015.

(5)

Based on a Schedule 13G filed with the SEC on February 24, 2016, which reported 3,016,474 shares beneficially owned by Sundt AS, CGS Holdings AS, Helene Sundt AS, Christian Gruner Sundt, Else Helene Sundt, Leiv Askvig, and Jacob Asif Iqbal having shared voting power and shared dispositive power of 3,016,474 shares.

(6)

Consists of 1,095,800 shares held by Mr. Hanstveit; 120,000 shares held by Mr. Hanstveit’s daughters; and options to purchase 331,887 shares of common stock that are exercisable within 60 days of April 20, 2018. Mr. Hanstveit has shared voting and investment power over the shares that are owned by his daughters.

(7)	Consists of 533,637 shares held by Mr. Trempont.

(8)	Consists of options to purchase 481,887 shares of common stock that are exercisable within 60 days of April 20, 2018.

(9)	Consists of 142,361 shares held by Mr. Mao as trustee of The R. Mao Trust and options to purchase 231,887 shares of common stock that are exercisable within 60 days of April 20, 2018.

(10)	Consists of 21,381 shares held by Mr. Gannon, 824 restricted stock units that will vest, and options to purchase 239,569 shares of common stock that may be exercised within 60 days of April 20, 2018.

(11)	Consists of 8,780 shares held by Mr. Bensalah, 824 restricted stock units that will vest, and options to purchase 241,828 shares of common stock that may be exercised within 60 days of April 20, 2018.

(12)	Consist of 60,000 shares held by Mr. Buehler and options to purchase 101,894 shares of common stock that may be exercised within 60 days of April 20, 2018.

(13)	Consists of 7,338 shares held by Mr. Clemente, 659 restricted stock units that will vest, and options to purchase 140,840 shares of common stock that may be exercised within 60 days of April 20, 2018.

(14)	Consists of 38,918 shares held by Mr. Siebert, 824 restricted stock units that will vest, and options to purchase 102,069 shares of common stock that may be exercised within 60 days of April 20, 2018.

(15)	Consists of 18,000 shares held by Mr. Fjell and options to purchase 85,445 shares of common stock that may be exercised within 60 days of April 20, 2018.

(16)	Consists of options to purchase 24,084 shares of common stock that may be exercised within 60 days of April 20, 2018.

(17)	Consists of 190,162 shares held by Mr. Gay.

(18)	Consists of 10,502,962 shares held by 5 executive officers and 8 directors as a group, 57,000 restricted stock units that will vest, and options to purchase 2,249,679 shares of common stock that may be exercised within 60 days of April 20, 2018.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation philosophy and programs, compensation decisions made under those programs, and the factors considered in making those decisions for our “named executive officers,” who, for 2017, were:

Joel Gay	President and Chief Executive Officer
Chris Gannon	Chief Financial Officer
Eric Siebert	Vice President of Strategy and Emerging Market Sales
Nocair Bensalah	Vice President of Operations
Rodney Clemente	Vice-President of Global Desalination Operations

Mr. Gay, the former President and Chief Executive Officer of the Company resigned from the Company on February 24, 2018, which was accepted by the Board of Directors on February 25, 2018. Mr. Chris Gannon was appointed as the interim President and Chief Executive Officer on February 25, 2018.

Mr. Gannon has also been the Chief Financial Officer of the Company since June 1, 2015. Mr. Clemente has been the Vice President of Global Desalination Operations since April 29, 2015. Mr. Bensalah has been serving in his present position of Vice President of Operations since January 1, 2015. Prior to that he served as the Vice President of Manufacturing. Mr. Siebert has been the Vice President of Strategy and Emerging Market Sales since June 8, 2015.

The Compensation Committee of the Board of Directors has principal responsibility for establishing, implementing, and monitoring adherence to our compensation philosophy and objectives. The Compensation Committee’s duties include evaluating the performance and advising the Board on the compensation of our Chief Executive Officer, recommending director compensation, and setting the compensation of our other executive officers, as well as performing oversight of our compensation arrangements, plans, policies, and programs for employees in general.

2017 Corporate Performance Highlights

We are an energy solutions provider to industrial fluid flow markets worldwide. Our fiscal year 2017 corporate performance highlights include the following:

●	Total revenue of $63.2 million, an increase of 15% year-over-year; highest revenue in Company history
●	Product gross margin of 67.2%, an increase of 310 basis points year-over-year; highest product gross margin in Company history
●	Operating cash flow of $2.9 million; 3rd consecutive year of positive operating cash flow
●	Total share buyback of $4.3 million
●	Net income of $12.6 million, or $0.22 per diluted share; 2nd consecutive year of profitability
●	Completed a full-scale private testing of the VorTeq second generation system with most successful test results to-date
●	Launched MTeqTM pumping solution for mud pumping process in Oil and Gas drilling applications
●	Launched a collaborative partnership with Düchting Pumpen to provide all-encompassing energy recovery solutions for desalination customers

Compensation Philosophy and Objectives

The primary objective of our executive compensation program is to attract, retain, and motivate the talent we need to meet and/or exceed the strategic, operational, and financial goals of the Company. Additionally, we want to reward superior performance and align the long term interests of our executives with our stockholders. The guiding principles of our compensation program involve:

●	incentivizing our key executives to exceed strategic, operational, and financial goals;

●	attracting and retaining mission critical executive talent;

●	aligning outcomes and rewards with stockholder expectations; and

●	rewarding superior performance.

The Compensation Committee annually reviews the executive compensation program to ensure an appropriate alignment between our compensation policies and programs and our business needs and the interests of our stockholders. Our executive compensation programs are reviewed to ensure they achieve a balance between rewarding performance and retaining key people while accommodating a continuing effort to manage the Company’s share utilization rate to minimize the dilutive effects of equity awards to the Company’s stockholders.

A significant part of our executive compensation philosophy policy is designed to link executive compensation to our performance through at-risk compensation opportunities, providing significant reward to executives based on our success. As such, the Compensation Committee believes that our executive officers’ total compensation should be reflective of our Company’s performance. Accordingly, the majority of our executive officers’ compensation is composed of performance-based bonus opportunities and equity awards, which derive their value based on both stock-based performance and Company financial and operational performance. As a result, much of our executive officers’ target total direct compensation opportunity is “at risk.” There is no assurance that the grant date fair values reported for these equity awards will be reflective of their actual economic value or that comparable amounts will ever be realized by the executive officers.

Executives at Energy Recovery understand the importance of meeting objectives. In 2017, the Board of Directors established six major objectives for the Chief Executive Officer’s under the Company’s Annual Incentive Plan (“AIP”), our cash-based incentive program for eligible employees. These objectives were to: (i) meet or exceed our annual adjusted operating income target; (ii) complete and deliver Gen-II VorTeqTM system design; (iii) consummate an early adoption partnership for the Company’s MTeqTM system; (iv) achieve proof of concept for an additional PX technology derivative; (v) secure channel partnership for IsoBoost and IsoGen products for gas processing and/or pipeline applications; and (vi) secure a maiden energy services agreement. In addition, the Chief Executive Officer establishes individual objectives for the other executive officers that are generally derived from or related to the Company objectives described above. Each executive officer receives an annual performance review from our Chief Executive Officer (with review and discussion with the Compensation Committee) to evaluate his or her performance on both a qualitative and quantitative basis in connection with his or her individual objectives. Our Compensation Committee, however, ultimately determines the payout of cash incentives for all of our executive officers. For 2017, the Compensation Committee funded the overall AIP at 100% based on its review of Company performance including against the objectives described above. For a more detailed discussion of the AIP, please refer to “Annual Cash Incentive Compensation,” discussed below.

Additionally, in 2017, the Company granted its named executive officers a combination of stock options and restricted stock units (“RSUs”). This approach is intended to align management’s long-term goals and realizable pay outcomes with those of our stockholders. The stock options provide no value to our executives if our share price does not increase above the exercise price (set based on the fair market value of our common stock at grant) following the date of grant. RSUs also serve as a meaningful and durable retention tool even in periods of volatile stock price performance and are a component of our compensation program that the Compensation Committee believes is necessary in order to retain our executive officers and be competitive with compensation packages offered by comparable companies. In addition, our 2017 long-term incentive awards vest over four years, reinforcing the long term focus and the performance dynamic of our executive compensation program. For a more detailed discussion of the 2016 Incentive Plan, please refer to “Equity-Based Incentive Compensation”.

Pay Best Practices

Our compensation best practices include:

●

Substantial Portion of Compensation is At-Risk: Up to approximately 75% and 64% of the pay mix for our Chief Executive Officer and current named executive officers, respectively, for 2017 were variable and/or performance-based.

●	Long-Term Vesting: Our option and restricted stock unit awards have multi-year vesting periods to reward long-term performance and deter inappropriate risk taking.

●

Stock Ownership Guidelines: We have stock ownership requirements for our directors and executive officers; our Chief Executive Officer and executive officers must hold three-times and one-times, his or her base salary in company stock, respectively; and our directors must hold three-times his or her annual cash retainer.

●	No Repricing: Our stock options cannot be repriced, reset or exchanged for cash or other equity awards if under water without stockholder approval.

●

Double Trigger Change in Control: Our Change in Control Severance Plan requires a double trigger (i.e., change in control plus qualifying termination) to receive severance benefits and accelerated vesting of equity awards under a change in control.

●

At-Will Employment of Executive Officers: All of our executive officers, including our Chief Executive Officer and our Chief Financial Officer, are employed by us on an “at will” basis with no employment contracts. We do not provide guaranteed annual bonus or equity award rights. Compensation is reviewed and approved by the Compensation Committee in its sole discretion each year.

●	Independent Compensation Committee: The Compensation Committee consists entirely of independent directors who select and utilize an independent outside compensation consultant.

●

Independent Compensation Consultant: The Compensation Committee’s independent compensation consultant, Compensia, is retained directly by the Compensation Committee and performs no other consulting or other services for the Company.

●	Risk Assessment: The Compensation Committee performs an annual review of the risks related to our compensation program

●

No Gross-Ups or Excessive Perquisites: We do not provide for tax gross-ups in connection with any “golden parachute” excise taxes. We do not provide excessive benefits or perquisites for our executive officers outside the scope of what we provide generally for all employees.

●	No Excessive Severance: Our executive officers are not entitled to change in control cash severance payments in excess of one times their annual base salary plus target bonus.

●

Standard Retirement Plan Benefits: We do not maintain a defined benefit pension plan or retirement plan for our executive officers other than a 401(k) plan, which provides for broad-based employee participation in the United States.

Executive Compensation Process

The Compensation Committee is responsible for establishing and implementing executive compensation policies and programs in a manner consistent with our compensation objectives and principles.

Compensation Committee and Board of Directors. Historically, the Compensation Committee has determined annual compensation and granted annual equity awards at one or more meetings held during the first quarter of the year. However, at various meetings throughout the year, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy, and new market trends, plans, or approaches to compensation in the Company’s industries.

Role of Executive Officers. The Compensation Committee meets regularly in executive meetings. Our Chief Executive Officer and Vice President of Human Resources, along with legal counsel as appropriate, work together to design and develop compensation programs for our Compensation Committee’s consideration, and ultimate approval, recommend changes to existing compensation programs, recommend performance targets to be achieved under those programs, and implement the decisions of the Compensation Committee. These individuals also provide information to our independent compensation consultant so that it can perform its duties for the Compensation Committee.

At the beginning of each year, our Chief Executive Officer provides recommendations to the Compensation Committee on the compensation levels of named executive officers other than his own, as well as his review of each other named executive officer’s performance and contributions during the previous year. When appropriate, members of our management team, including our Chief Executive Officer and Vice President of Human Resources, attend portions of the Compensation Committee meetings to provide information and answer questions. No named executive officer voted in the final determinations regarding the structure or amount of any component of his compensation package.

Our Compensation Committee is responsible for making final decisions on compensation for our executive officers. For all executive officers, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, one or more of the following: (i) analysis of historical Company executive compensation levels and current company-wide compensation levels, (ii) trends in compensation paid to similarly situated executives at our peer companies, (iii) an executive officer’s tenure, past performance and expected contribution to future results, (iv) criticality of the executive position (both on an absolute basis and relative to other roles within the organization), (v) our Chief Executive Officer’s recommendations based on his direct knowledge of each executive officer’s performance and contributions during the previous year as well as expected contributions in the coming year, and (vi) compensation market data developed by a compensation consultant.

The Compensation Committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation. The Compensation Committee considers relevant market data, such as the compensation practices of our peer group discussed below under “Competitive Positioning”, as well as key qualitative factors when determining each executive’s recommended pay level. In general, however, the Compensation Committee emphasizes equity compensation over cash compensation to promote long-term thinking, strategy, and growth. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short and long-term goals and objectives, the Compensation Committee relies on its judgment about each individual rather than adopting a formulaic approach to compensatory decisions.

Independent Compensation Consultant for Compensation Committee

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts, and others to assist it. Accordingly, the Compensation Committee retained Compensia, a national compensation consulting firm, to advise on matters related to the compensation of its executive officers, including the Chief Executive Officer. For 2017, Compensia advised the Compensation Committee on best practices to attract, retain, and incentivize our executives, assisted in the design of our compensation plan, and derived the peer group against which the Company’s overall compensation structure and levels are compared.

Based on the consideration of the various factors as set forth in the rules of the SEC and the listing standards of the NASDAQ Stock Market, the Compensation Committee has determined that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee has not raised any conflict of interest.

Consideration of “Say on Pay” Results

We conducted our advisory vote on executive compensation at our annual meeting of stockholders held in 2017. Although this vote was not binding on the Board of Directors or us, we believe that it is important for our stockholders to have an opportunity to express their views regarding our executive compensation as disclosed in our Proxy Statement. The Board and our Compensation Committee value stockholders’ opinions, and, to the extent there is any significant vote against the compensation of our named executive officers, the Compensation Committee will evaluate whether any additional actions including potential changes to pay levels or structures are warranted.

At our 2017 Annual Meeting, we received strong stockholder support for our “say on pay” proposal as 85.6% of the votes cast voted in favor of our “say on pay” proposal. We believe these results continue to demonstrate that our stockholders are aligned with our approach to executive compensation. As a result, for 2017, the Compensation Committee decided to retain the core components of our executive compensation program and apply the same general principles and philosophy as in the prior fiscal year with respect to its executive compensation decisions. We will continue to evolve our compensation process and look for ways to enhance our ability to attract, retain, and motivate the talent we need to achieve or exceed our corporate objectives for 2018 and beyond.

We intend to continue to monitor stockholder feedback and expand our efforts to obtain feedback from our stockholders. Our goal in soliciting feedback is to (1) better understand our stockholders’ views on executive compensation, (2) be responsive to our stockholders’ views expressed in a say on pay vote, and (3) understand whether potential changes to our compensation programs and governance policies would address concerns expressed by our stockholders. We intend to hold a “say on pay” advisory vote at each annual meeting.

Competitive Positioning

In 2015, the Compensation Committee began the process of formally reviewing competitive market compensation data and directed Compensia to develop a peer group of companies against which Energy Recovery’s overall compensation may be compared. While we have historically believed that we have a unique footprint that makes such comparisons extremely difficult, based on the advice of our advisors, we are attempting to find meaningful comparisons. Our peer group consists of companies in industrial machinery, clean technology, and broader technology industries that are comparable to us in terms of revenue, market capitalization, headcount, and location, where possible. Our peers were relatively similar to the Company in terms of revenue and market cap and had median revenue of approximately $181M and a median market cap of approximately $660M at the time the group was updated in December 2016 in advance of our 2017 executive officer compensation assessment.

As part of this process, the following peer group companies were identified and used by Compensia in its 2017 compensation assessment:

Applied Micro Circuits
Badger Meter
CEVA
ExOne Co
Fiotek Industries
Form Factor
Impinj
MaxLinear
Mercury Systems
Mesa Laboratories
Nanometrics
Omega Flex
PDF Solutions
Plug Power
Raven Industries
Sun Hydraulics
Ultratech
Vicor

Base Salaries of Named Executive Officers

Base salaries are designed to provide our executives with a stable source of income commensurate with their responsibility, experience, and performance. The Compensation Committee begins with an analysis of base pay relative to the market and our peer group. The Compensation Committee makes adjustments based on vertical variables such as pay parity relative to other executive officers, experience and internal accountability and does not target any particular percentile or pay ranking. The Compensation Committee reviews base salaries annually and solicits input from the Chief Executive Officer for non-CEO base salaries. The following table describes the changes that were made to the base salary of the named executive officers based on review of the factors noted above. Specifically, the Compensation Committee increased the CEO’s base salary in 2017 in part to bring the CEO’s target total cash to approximate the peer median for his position given his efforts in prior years and the expectation of his increased duties and responsibilities in 2017 and beyond. Non-CEO executive base salaries were increased by 2% to account for inflation, other than Mr. Clemente, whose 2017 base salary was increased in connection with his relocation to California.

Named Executive Officers	2017 Base Salary	2016 Base Salary
Joel Gay	$500,000	$420,000
Chris Gannon	$332,928	$326,400
Eric Siebert	$260,100	$255,000
Nocair Bensalah	$260,100	$255,000
Rodney Clemente	$260,100	$214,017

Annual Cash Incentive Compensation

The Annual Incentive Plan, or AIP, is our annual cash incentive plan and is designed to encourage the performance and retention of eligible employees in recognition of individual achievement that contributes to the strategic and financial success of the Company.

The AIP is intended to incentivize short-term performance consistent with Company strategy and the achievement of key financial metrics. Payments under the AIP to a participant are based on a formula that takes into account both the level of achievement of Company performance goals for the year and the level of achievement of individual performance objectives. The AIP includes the following performance characteristics:

●	Full funding of a targeted annual bonus pool (the “Bonus Pool”) requires the Company to achieve its approved budget and profitability levels under the plan, referred to as the “Performance Target”;

●

For performance below Performance Target, the Company may fund the Bonus Pool in a fixed amount established by the Compensation Committee for allocation among certain limited participants who exhibit extraordinary performance;

●	For performance between the minimum performance threshold and the Performance Target, the Company will apply a linear function, detailed in the AIP, to determine funding of the Bonus Pool;

●	The amount to be paid to participants in the AIP if individual performance objectives established under the AIP are met is based on a percentage of base salary; and

●	Bonuses in the AIP cannot exceed 100% of target even if the Performance Target is exceeded.

For 2017, the Board of Directors had enumerated six major objectives for the Chief Executive Officer and the Company, which are set forth in the table below. In addition, the Chief Executive Officer had enumerated specific performance objectives for each other named executive officer in the context of the Company’s business plan and his own objectives for such officers. These Chief Executive Officer and Company objectives are reflected in the table below.

2017 Corporate Objectives		Weighting	Achievement
1	Meet or exceed budgeted operating income	25%	100%
2	Complete and deliver Gen-II VorTeq system design	20%	100%
3	Consummate an early adoption partnership for the Company’s MTeq system	25%	100%
4	Achieve proof of concept for an additional PX technology derivative	20%	100%
5	Secure channel partnership for IsoBoost and IsoGen products for gas processing and/or pipeline applications	5%	100%
6	Secure maiden energy services agreement	5%	0%
	Total	100%	95%

Upon a review of the AIP objectives and other financial metrics, including the Company’s overall financial performance for 2017, the Compensation Committee recommended that the Board fund the AIP at the full 100% allocation ratio level. The Compensation Committee also approved the AIP allocation levels for each of the Company’s executive officers, including the named executive officers, as set forth in the table below, based in part on the CEO’s recommendation and reconciliation of each named executive officer’s individual accomplishment of their performance objectives. Importantly, the Compensation Committee did not apply any upward discretion with respect to bonus payouts to any named executive officers.

Named Executive Officer	2017 AIP Target (1) (%)	2017 AIP Target ($)	2017 Actual AIP Paid (1) (%)	2017 Actual AIP Paid ($)
Joel Gay	100%	$500,000	95%	$475,000
Chris Gannon	60%	$199,757	57%	$190,868
Eric Siebert	60%	$156,060	54%	$140,454
Nocair Bensalah	40%	$104,040	36%	$93,636
Rodney Clemente	60%	$148,295	60%	$148,295

(1)	Percentage of annual base salary.

Equity-Based Incentive Compensation

We granted equity-based awards, including stock options and RSUs, to eligible named executive officers and other employees pursuant to our 2016 Incentive Plan. As with other elements, the grant date fair value received through various stock-based awards is included in our annual compensation review process. We periodically collect and review competitive data from the peer group that includes data with respect to the use of, and value received through, equity incentives. Individual awards are made based on our assessment of this market data along with individual performance, contributions, and future potential.

In 2017, the Company granted stock options and RSUs to executives and other key employees to provide long-term incentives to align management with long-term stockholder interest intended to increase stockholder value. Further, stock options and RSUs are used to remain competitive in regard to retention and recruitment of key talent. The Compensation Committee believes that with management having a stake in the long-term success of the Company, the likelihood of enhancing stockholder value increases.

2017 Equity-Based Incentive Awards

On February, 2017, as part of an annual stock option grant program for employees, the Compensation Committee authorized the grant of options and RSUs to purchase the Company’s common stock to the following named executive officers:

Named Executive Officer	Option Awards (#)	Value ($)	RSUs (#)	Value ($)
Joel Gay	122,810	$749,844	25,252	$249,995
Chris Gannon	25,843	$162,479	15,947	$162,500
Eric Siebert	25,843	$162,479	15,947	$162,500
Nocair Bensalah	25,843	$162,479	15,947	$162,500
Rodney Clemente	21,867	$137,482	13,494	$137,504

The vesting schedule for the option awards provides that 25% of the options vest on the one-year anniversary of the vesting commencement date, and thereafter, 1/36th of the remaining options vest at the end of each month of active service. The vesting schedule for the RSU awards provides that 25% of the RSU awards vest on each of the first, second, third and fourth anniversary of the vesting commencement date. Our Compensation Committee determined these grants primarily based on an assessment of: (i) our Chief Executive Officer’s recommendations tied to his review of each executive officer’s performance and contributions during the previous year (other than his own) as well as expected contributions in fiscal year 2017, (ii) the Compensation Committee’s review of each executive officer’s historical equity compensation levels and retention hold at the Company, and (iii) the Compensation Committee’s review of applicable competitive market compensation data (including our peer practices) and our company-wide compensation levels, including the aggregate equity budget and available share pool for fiscal year 2017.

Benefits

In 2017, our named executive officers were eligible to participate in our standard benefits programs on the same basis provided to all of our other U.S. employees, including medical, dental, and vision insurance; short- and long-term disability insurance; and health and dependent care flexible spending accounts. All named executive officers and other executives are also offered special life, long-term disability, and accidental death and dismemberment insurance benefits.

We also maintain a tax-qualified 401(k) plan, which provides for broad-based employee participation in the United States. We do not provide defined benefit pension plans or defined contribution retirement plans to our named executive officers other than the 401(k) plan.

Change in Control Severance Plan

In August 2009, the Company’s Board of Directors adopted a Change in Control Severance Plan for key employees. In March 2012, the Board adopted a revised Change in Control Severance Plan (the “CIC Plan”) for highly paid employees. On December 31, 2012, and on each anniversary thereafter, the CIC Plan will be extended automatically for an additional year unless the Compensation Committee of the Board of Directors delivers written notice, at least six months prior to the end of each such term, to each participant that the CIC Plan will not be extended. Accordingly, the CIC Plan was extended through December 31, 2017. Each of the named executive officers currently serving participates in the CIC Plan described below.

The CIC Plan is summarized below under the caption “Potential Payments Upon Termination or Change of Control” following the compensation tables. Designed as a retention tool, the CIC Plan protects participating executives from economic harm in the event that their employment is actually or constructively terminated after a change in control of the Company. Under this “double trigger” approach, participating executives are eligible for severance and other benefits under the CIC Plan if they are terminated without “Cause” or leave for “Good Reason,” as those terms are defined below, within 18 months after a change in control of the Company.

We believe these change of control severance benefits are an essential element of our executive compensation program and assist us in recruiting and retaining talented individuals. By establishing these change in control severance benefits, we believe we can mitigate the distraction and loss of executive officers that may occur in connection with a rumored or actual change in control and protect stockholder interests while a transaction is under consideration or pending.

Severance and Termination Compensation

We do not currently have individual employment agreements with our named executive officers. Each of the named executive officers has severance and/or termination arrangements that are detailed in their respective offer letters. Severance-related terms for our named executive officers are summarized in the section entitled “Employment Arrangements with Named Executive Officers”. Because it may be difficult for our executive officers to find comparable employment following a termination without cause, these severance benefits are intended to ease the consequences to an executive officer of an unexpected termination of employment. We also believe that having such arrangements in place can help us attract and retain key employees in a marketplace where these types of arrangements are commonly offered by our peer companies. In February 2018, Mr. Gay, the former President and Chief Executive Officer of the Company resigned from the Company. In recognition of his service to the Company, the Compensation Committee extended the vesting of his unvested options and RSUs through February 25, 2019 and the period during which Mr. Gay can exercise any vested option through the same date in consideration for a release of claims against the Company, an agreement to provide certain assistance to the Company in the future and complying with certain restrictive covenants.

Tax Deductibility

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to certain executive officers. Until recently, compensation in excess of $1million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of Section 162(m). The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that have not been subsequently materially modified. Our Compensation Committee may consider the impact of Code Section 162(m) when designing our cash and equity bonus programs, but may elect to provide compensation that is not fully deductible as a result of Code Section 162(m) if it determines that the program is in our best interests. Our bonus program for 2017 was not designed to provide for performance-based compensation that was exempt under 162(m).

Compensation Policies and Practices as They Relate to Risk Management

Our Compensation Committee has reviewed our compensation programs for our employees and believes that our compensation programs are structured in a manner that does not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee considered, among other factors, the allocation of compensation among annual base salary, AIP and long-term equity awards.

Report of the Compensation Committee

This report is not deemed to be soliciting material filed with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed with the SEC.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) set forth above with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this Proxy Statement.

MEMBERS OF THE COMPENSATION COMMITTEE

Arve Hanstveit, Chairman of the Compensation Committee

Sherif Foda

Alexander Buehler

Ole Peter Lorentzen

Summary Compensation Table

The table below summarizes certain compensation information with respect to the named executive officers for the applicable fiscal years ending December 31, 2017; December 31, 2016; and December 31, 2015. All amounts are in dollars.

Name	Year	Salary (1)	Bonus (2)	Stock Award (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total

Joel Gay(7)	2017	$500,000	$—	$249,995	$749,844	$475,000	$3,112	$1,977,951
President and Chief	2016	$420,000	$—	$404,436	$405,422	$420,000	$1,007	$1,650,865
Executive Officer	2015	$395,896	$150,000	$—	$406,433	$350,000	$554	$1,302,883

Chris Gannon(8)	2017	$332,928	$—	$162,479	$162,500	$190,868	$12,560	$861,335
Chief Financial Officer	2016	$326,400	$—	$168,517	$168,927	$195,840	$64,007	$923,691
	2015	$172,308	$45,000		$582,823	$192,000	$5,410	$997,541

Eric Siebert	2017	$260,100	$—	$162,479	$162,500	$140,454	$9,958	$735,491
Vice President of	2016	$255,000	$—	$168,517	$168,927	$153,000	$9,230	$754,674
Corporate Strategy

Nocair Bensalah	2017	$260,100	$—	$162,479	$162,500	$93,636	$12,818	$691,533
Vice President	2016	$255,000	$—	$168,517	$168,927	$93,075	$10,007	$695,526
Operations	2015	$240,000	$45,000	$—	$176,392	$96,000	$9,698	$567,090

Rodney Clemente.	2017	$247,159	$—	$137,482	$137,504	$148,295	$56,257	$726,697
Vice President Global	2016	$214,017	$—	$134,812	$135,141	$128,410	$8,839	$621,219
Desalination Operations

(1)

The 2015 annual base salary for Mr. Gannon represents the number of months of service to the Company during the year beginning in June 2015 (7 months). The 2017 annual base salary for Mr. Clemente represents the total combined salary earned by Mr. Clemente who began 2017 at a base salary of $218,297, which was increased to $260,100 in May of 2017.

(2)

In light of the transformative nature of the licensing agreement with Schlumberger Technology Corporation, the Compensation Committee determined that a special incentive payment should be paid to those employees responsible for finalizing and executing the license agreement with Schlumberger Technology Corporation, a subsidiary of Schlumberger Limited.

(3)

The amounts in the “Stock Awards” column set forth the grant date fair value of RSU awards as calculated in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. The grant date fair value of each award is measured based on the closing price of the Company's common stock on the date of grant, unless there is no closing price on the date of grant, in which case it is based on the closing price on the trading day last preceding the date of grant.

(4)

The amounts in the “Option Awards” column set forth the grant date fair value of stock options granted in the years indicated as calculated in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. The methodology and assumptions used to calculate the grant date fair value are discussed in Note 11 of the notes to our financial statements included in our Annual Report on Form 10-K.

(5)

Non-Equity Incentive Plan Compensation is also referred to as cash incentive bonuses. The amounts for 2017 were earned but paid in 2018, the 2016 amounts were earned but paid in 2017, and the 2015 amounts were earned but paid in 2016.

(6)	“All Other Compensation” includes the following components (in dollars):

Name	Year	Insurance Premiums	401(k) Match	Other (a)	Total

Joel Gay	2017	$3,1122	$—	$—	$3,112
	2016	$1,007	$—	$—	$1,007
	2015	$554	$—	$—	$554

Chris Gannon	2017	$3,560	$9,000	$—	$12,560
	2016	$1,007	$9,000	$54,000	$64,007
	2015	$315	$5,095	$—	$5,410

Eric Siebert	2017	$2,173	$7,785	$—	$9,958
	2016	$1,007	$8,223	$—	$9,230

Nocair Bensalah	2017	$3,819	$9,000	$—	$12,819
	2016	$1,007	$9,000	$—	$10,007
	2015	$698	$9,000	$—	$9,698

Rodney Clemente.	2017	$2,711	$9,000	$44,546	$56,257
	2016	$890	$7,949	$—	$8,839
(a)	Other Compensation in 2016 for Mr. Gannon includes payment of relocation expenses. Other Compensation in 2017 for Mr. Clemente includes payment of relocation expenses.

(7)	Mr. Gay was appointed President and Chief Executive Officer on April 24, 2015. Mr. Gay resigned from the Company in February 2018.

(8)	Mr. Gannon was appointed Chief Financial Officer effective June 1, 2015 and was appointed the interim President and Chief Executive Officer in February 2018.

ADDITIONAL INFORMATION REGARDING EXECTIVE COMPENSATION

Grants of Plan-Based Awards in 2017

The following table sets forth information concerning non-equity and equity incentive plan awards to the named executive officers during 2017. The non-equity incentive plan consists of the 2017 cash incentive plan described in the “Compensation Discussion and Analysis” section above. The actual amounts realized in accordance with the non-equity incentive plan are reported in the “Summary Compensation Table” under the column entitled “Non-Equity Incentive Plan Compensation.” The table also depicts information with respect to stock option awards granted by the Company during 2017.

		Estimated future payouts under non- equity incentive plan awards			Estimated future payouts under equity incentive plan awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards
Joel Gay	—	—	$500,000	—	—	—	—	—	—	—	—
	2/10/2017	—		—	—	—	—	—	122,810	$9.90	$750,001
	2/10/2017	—		—	—	—	—	25,252		$9.90	$249,995

Chris Gannon	—	—	$199,757	—	—	—	—	—	—	—	—
	2/2/2017	—		—	—	—	—	—	25,843	$10.19	$162,479
	2/2/2017	—		—	—	—	—	15,947		$10.19	$162,500

Eric Siebert	—	—	$156,060	—	—	—	—	—	—	—	—
	2/2/2017	—		—	—	—	—	—	25,843	$10.19	$162,479
	2/2/2017	—		—	—	—	—	15,947		$10.19	$162,500

Nocair Bensalah	—	—	$104,040	—	—	—	—	—	—	—	—
	2/2/2017	—		—	—	—	—	—	25,843	$10.19	$162,479
	2/2/2017	—		—	—	—	—	15,947		$10.19	$162,500

Rodney Clemente	—	—	$148,295	—	—	—	—	—	—	—	—
	2/2/2017	—		—	—	—	—	—	21,867	$10.19	$137,482
	2/2/2017	—		—	—	—	—	13,494		$10.19	$137,504

(1)

In 2017, under our non-equity incentive plan, Mr. Gay was eligible to earn a cash award in an amount not to exceed 100% of his annual base salary; Mr. Gannon’s was eligible to earn a cash award in an amount not to exceed 60% of his annual base salary; Mr. Siebert was eligible to earn a cash award in an amount not to exceed 60% of his annual base salary; Mr. Bensalah was eligible to earn a cash award in an amount not to exceed 40% of his annual base salary; and Mr. Clemente was eligible to earn a cash award in an amount not to exceed 60% of his annual base salary. See the section entitled “Annual Cash Incentive Compensation” table for more information regarding 2017 cash awards.

(2)

Amounts reflect the aggregate grant date fair value of RSU awards calculated in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. The grant date fair value of each award is measured based on the closing price of the Company’s common stock on the date of grant, unless there is no closing price on the date of grant, in which case it is based on the closing price on the trading day last preceding the date of grant. See the “Outstanding Equity Awards as of December 31, 2017” table for information regarding the vesting schedule of such RSU awards.

(3)

Amounts reflect the aggregate grant date fair value of option awards granted in 2017, calculated in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. See Note 11 of the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of assumptions made in determining the grant date fair value of our option awards. See the “Outstanding Equity Awards as of December 31, 2017” table for information regarding the vesting schedule of such option awards.

Outstanding Equity Awards as of December 31, 2017

The following table presents certain information concerning equity awards held by our named executive officers as of December 31, 2017.

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Joel Gay	39,375	(2)	2,625	(2)	$6.00	03/12/2024
	87,500	(3)	12,500	(3)	$4.91	07/03/2024
	87,500	(4)	12,500	(4)	$3.31	10/01/2024
	211,408	(5)	96,095	(5)	$2.75	03/10/2025
	34,449	(6)	44,292	(6)	$8.52	03/08/2026
	—		122,810	(7)	$9.90	02/10/2027
	—		—		—	—	26,702	(8)	$233,643	(8)
	—		—		—	—	25,252	(9)	$220,955	(9)

Chris Gannon	125,000	(10)	75,000	(10)	$2.61	06/08/2025
	50,000	(11)	50,000	(11)	$6.88	12/08/2025
	14,353	(6)	18,456	(6)	$8.52	03/08/2026
	—		25,843	(12)	$10.19	02/02/2027
	—		—		—	—	11,126	(8)	$97,353	(8)
	—		—		—	—	15,947	(9)	$220,955	(9)

Eric Siebert	62,500	(10)	37,500	(10)	$2.61	06/08/2025
	14,353	(6)	18,456	(6)	$8.52	03/08/2026
	—		25,843	(12)	$10.19	02/02/2027
	—		—		—	—	11,126	(8)	$97,353	(8)
	—		—		—	—	15,947	(9)	$220,955	(9)

Nocair Bensalah	39,695	(13)	—		$2.59	01/04/2022
	24,631	(14)	—		$3.92	03/14/2023
	39,375	(2)	2,625	(2)	$6.00	03/12/2024
	91,751	(5)	41,705	(5)	$2.75	03/10/2025
	14,353	(6)	18,456	(6)	$8.52	03/08/2026
	—		25,843	(12)	$10.19	02/02/2027
	—		—		—	—	11,126	(8)	$97,353	(8)
	—		—		—	—	15,947	(9)	$220,955	(9)

Rodney Clemente	10,000	(15)	—		$8.50	07/01/2018
	8,625	(16)	—		$5.25	09/04/2019
	36,946	(13)	—		$3.92	03/14/2023
	39,375	(2)	2,625	(2)	$6.00	03/12/2024
	15,682	(5)	13,838	(5)	$2.75	03/10/2025
	11,483	(6)	14,764	(6)	$8.52	03/08/2026
	—		21,867	(12)	$10.19	02/02/2027
	—		—		—	—	8,901	(8)	$77,884	(8)
	—		—		—	—	13,494	(9)	$118,072	(9)

(1)	Includes unvested options for shares, subject to time vesting, granted under the 2008 Equity Incentive Plan and the 2016 Incentive Plan.

(2)

These options were granted under the 2008 Equity Incentive Plan on March 12, 2014, with 25% vesting on March 11, 2015, and 1/36th of the remaining options vesting each month thereafter. They become fully vested on March 11, 2018

(3)

These options were granted under the 2008 Equity Incentive Plan on July 3, 2014, with 25% vesting on June 27, 2015, and 1/36th of the remaining options vesting each month thereafter. They become fully vested on July 26, 2018.

(4)

These options were granted under the 2008 Equity Incentive Plan on October 1, 2014, with 25% vesting on June 27, 2015, and 1/36th of the remaining options vesting each month thereafter. They become fully vested on July 26, 2018.

(5)

These options were granted under the 2008 Equity Incentive Plan on March 10, 2015, with 25% vesting on March 9, 2016, and 1/36th of the remaining options vesting each month thereafter. They become fully vested on March 9, 2019.

(6)

These options were granted under the 2008 Equity Incentive Plan on March 8, 2016, with 25% will vesting March 7, 2017, and 1/36th of the remaining options vesting month thereafter. They become fully vested on March 7, 2020.

(7)

These options were granted under the 2016 Incentive Plan on February 10, 2017, with 25% vesting on February 10, 2018, and 1/36th of the remaining options vesting each month thereafter. They become fully vested on February 10, 2021.

(8)

These restricted stock awards were granted under the 2008 Equity Incentive Plan on March 8, 2016, with 25% vesting March 7, 2017, and 1/36th of the remaining awards vesting each month thereafter. They become fully vested on March 7, 2020.

(9)

These restricted stock awards were granted under the 2016 Incentive Plan on February 2, 2017, with 25% vesting on each of February 2, 2018, February 2, 2019, February 2, 2020 and February 2, 2021. They become fully vested on February 1, 2021.

(10)

These options were granted under the 2008 Equity Incentive Plan on June 8, 2015, with 25% vesting on June 7, 2016, and 1/36th of the remaining options vesting each month thereafter. They become fully vesting on June 7, 2019.

(11)

These options were granted under the 2008 Equity Incentive Plan on December 8, 2015, with 25% vesting on December 7, 2016, and 1/36th of the remaining options vest each month thereafter. They become fully vested on December 7, 2019.

(12)

These options were granted under the 2016 Incentive Plan on February 2, 2017, with 25% vesting on February 2, 2018, and 1/36th of the remaining options vesting each month thereafter. They become fully vested on February 2, 2021.

(13)

These options were granted under the 2008 Equity Incentive Plan on January 4, 2012, with 25% vesting on January 3, 2013, and 1/36th of the remaining options vesting each month thereafter. They become fully vested on January 3, 2016.

(14)

These options were granted under the 2008 Equity Incentive Plan on March 14, 2013, with 25% vesting on March 13, 2014, and 1/36th of the remaining options vesting each month thereafter. They become fully vested on March 13, 2017.

(15)

These options were granted under the 2008 Equity Incentive Plan on July 1, 2008, with 25% vesting on June 30, 2009, and 1/36th of the remaining options vest each month thereafter. They become fully vested on June 30, 2012.

(16)

These options were granted under the 2008 Equity Incentive Plan on September 4, 2009, with 25% vested on September 3, 2010, and 1/36th of the remaining options vesting each month thereafter. They become fully vested on September 3, 2013.

Option Exercises and Stock Vested in 2017

The table below provides supplemental information relating to the value realized upon the vesting of restricted stock units during fiscal year 2017 for each named executive officer based on the closing share price of the Company’s common stock on the Nasdaq Stock Market on the applicable vesting date.

	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting(1) (#)	Valued realized on vesting ($)
Joel Gay	—	—	20,767	$174,247
Chris Gannon	—	—	8,653	72,602
Eric Siebert	—	—	8,653	72,602
Nocair Bensalah	—	—	8,653	72,602
Rodney Clemente	—	—	6,922	58,079

(1)	Reflects RSUs vested under the terms of the 2008 Equity Incentive Plan.

Potential Payments Upon Termination or Change of Control

Change in Control Plan

We adopted the CIC Plan in March 2012 to provide change in control severance benefits for certain designated key employees. Each of the named executive officers currently serving participates in the CIC Plan described below.

The CIC Plan became effective on March 5, 2012. On December 31, and on each anniversary thereafter, the CIC Plan is extended automatically for an additional year unless the Compensation Committee of the Company’s Board of Directors delivers written notice, at least six months prior to the end of each such term, to each participant that the CIC Plan will not be extended. As a result, on December 31, 2017, the CIC Plan was automatically extended through December 31, 2018.

The Compensation Committee is authorized by the CIC Plan to designate any full-time employee of the Company as a participant. The participants include the Company’s executive officers and other designated key employees.

A participant is entitled to severance benefits under the CIC Plan if a change of control occurs and the acquiring company terminates the participant’s employment without cause, or the participant terminates his or her employment with good reason, in either case within 18 months after a change in control (including, but not limited to, an acquisition of a controlling interest in the Company by a third party). The CIC Plan sets forth definitions of cause, good reason, and change in control, which are described in full at the end of this summary.

The severance benefits, conditioned on the participant’s signing a release in favor of the Company and complying with certain other covenants under the CIC Plan, include the following (in addition to then earned and unpaid amounts owed less deductions required or permitted by law):

●	A lump-sum payment equal to (i) 12 months of regular base pay plus (ii) 100% of the participant’s target annual bonus for the fiscal year in which the change in control occurs;

●

Immediate vesting of all unvested equity compensation held by the participant as of the date of termination (and for this purpose, all performance criteria, if any, underlying unvested awards are deemed to be satisfied at 100% of target) (as described further below);

●

The Company’s regular payment of the monthly premium under COBRA, if the participant timely elects to continue medical, dental, and vision benefits under COBRA, for up to 12 months after employment termination (but not continuing after the participant becomes eligible for these benefits with another employer); and

●	Payment by the Company of up to $10,000 for reasonable costs of outplacement services.

The CIC Plan also provides that if a change in control occurs and a participant’s equity compensation is not converted, assumed, or replaced by a successor entity with an equivalent award, then immediately prior to the change in control, the participant’s equity compensation shall become fully exercisable and vested and all forfeiture restrictions on such equity compensation shall immediately lapse. In the case of equity compensation, the amount of which is based on the satisfaction of performance criteria, all performance criteria will be deemed satisfied at target. The conversion, assumption, or replacement of an equity award for another equity award of stock that is not publicly traded shall not be considered an equivalent award for purposes of the CIC Plan.

In no event is the Company obligated to gross up any payment or benefit to a participant to avoid the effects of the “parachute rules” of Sections 280G and 4999 of the Code. Benefits to a participant, however, may be reduced if the reduction would result in the participant receiving a greater payment on an after-tax basis due to the application of those sections of the tax law (such provision, a “better after-tax” provision). Additionally, payments may be conditioned or delayed as needed to be exempt from or comply with Section 409A of the Code relating to “nonqualified deferred compensation.”

The CIC Plan also obligates the Company to make all payments to a Participant required by applicable law upon employment termination such as earned but unpaid salary and bonus (without regard to a release or other covenants of the participant in the CIC Plan and subject to deductions required or permitted by applicable law).

Key Defined Terms of the Change in Control Plan

“Cause” means in the context of employment termination:

(i)	any act by participant in the course of employment or participant’s performance of any act which, if participant were prosecuted, would constitute a felony;

(ii)

participant’s failure to carry out his or her material duties, after not less than thirty (30) days prior written notice of such failure, and which failure is unrelated to an illness or disability of not greater than twelve (12) work weeks;

(iii)	participant’s dishonesty towards or fraud upon the Company which is injurious to the Company;

(iv)	participant’s violation of confidentiality obligations to the Company or misappropriation of Company assets; or

(iv)

participant’s death or disability, as defined in the Company long-term disability plan in which the participant participates, or if the participant does not participate in such a plan, the principal long-term disability plan that covers the Company’s senior-level executives.

“Change in Control” means:

(i)

an acquisition of 50% or more of the outstanding common stock or voting securities of the Company by any person or entity, other than the Company, a Company employee benefit plan, or a corporation controlled by the Company’s stockholders;

(ii)

changes in the composition of the Board over a rolling twelve-month period, which changes result in less than a majority of the directors consisting of Incumbent Directors. “Incumbent Directors” include directors who are or were either (x) members of the Board as of the effective date, as defined in the CIC Plan or (y) elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination. Incumbent Directors do not include any individual not otherwise an Incumbent Director whose election or nomination resulted from an actual or threatened proxy contest (relating to the election of directors to the Board); or

(iii)

consummation of a complete liquidation or dissolution of the Company, or a merger, consolidation, or sale of all or substantially all of the Company’s then existing assets (collectively, a “Business Combination”) other than a Business Combination: (x) in which the stockholders of the Company immediately prior to the Business Combination receive 50% or more of the voting stock resulting from the Business Combination, (y) through which at least a majority of the members of the Board are Incumbent Directors, and (z) after which no individual, entity, or group (excluding any corporation resulting from the Business Combination or any employee benefit plan of such corporation or of the Company) owns 50% or more of the stock of the corporation resulting from the Business Combination who did not own such stock immediately before the Business Combination.

“Good Reason” means the occurrence of any one or more of the following without the participant’s express written consent:

(i)	the termination or material breach of this CIC Plan by the Company;

(ii)	the failure by the Company to have any successor, or any assignee of all or substantially all of the Company’s assets, assume this CIC Plan;

(iii)

any material diminishment in participant’s title, position, duties, responsibilities, or status other than those in effect immediately prior to the Change in Control (including, in the case of a participant who is the Chief Executive Officer who reports directly to the Board or a participant who is the Chief Financial Officer or General Counsel who reports directly to the Chief Executive Officer immediately prior to the change, if, after such Change in Control, the Chief Executive Officer no longer reports directly to the Board of a public company and the Chief Financial Officer and/or General Counsel no longer report directly to the Chief Executive Officer of a public company), it being understood that in the case of a participant other than the Chief Executive Officer, Chief Financial Officer, or General Counsel, a participant’s reporting to a business unit head instead of to the Chief Executive Officer will not constitute a material diminishment if the participant’s duties and responsibilities otherwise remain substantially the same;

(iv)

any material reduction in, limitation of, or failure to pay or provide any compensation provided to the participant under any agreement or understanding between the participant and the Company, pursuant to the Company’s policies and past practices, as of the date immediately prior to the Change in Control;

(v)	any material reduction in the participant’s annual base salary or target bonus opportunity from the amounts in effect immediately prior to the Change in Control; or

(vi)	any change in the participant’s place of employment that increases participant’s commuting distance by more than 30 miles over his or her commuting distance immediately prior to the Change in Control.

Good Reason will only be deemed to exist if the participant provides notice of the condition(s) constituting Good Reason within 30 days of the existence of the condition and gives the Company 30 days from its receipt of such notice to remedy the condition. If the condition is remedied, Good Reason will not be deemed to exist.

The benefits provided in the CIC Plan are summarized in the table below, and the amounts shown assume hypothetically that each applicable termination or event was effective as of December 31, 2017. The actual amounts that will be paid can only be determined at the time of the termination or other applicable event.

The table below does not include payments that are generally required by applicable law for all salaried employees (notwithstanding that these requirements are referred to in the applicable arrangement) such as payment of accrued but unpaid wages and unused vacation or rights to previously incurred business expense reimbursement. The amounts set forth below do not take into account the “better after-tax” provision or reflect taxes, tax withholding, or other deductions required by law and may be subject to reduction or delay in payment in accordance with the specific provisions of the applicable arrangement or law.

Benefits under the Change in Control Plan

The payments summarized below are triggered if a change of control, as defined in the CIC Plan, occurs on December 31, 2017, and the acquiring company terminates the participant’s employment without cause, or the participant terminates his/her employment with good reason, in either case within 18 months after a change in control (including, but not limited to, an acquisition of a controlling interest in the Company by a third party). The amounts described below do not take into account the “better after-tax” provision or applicable taxes.

Name	Lump-Sum Payment (1)	Vesting of all Unvested Equity Compensation Awards, Including Time and Performance Vesting Awards (2)	COBRA Benefits for up to 12 Months (Medical, Dental, Vision, and Life Insurance Benefits) (3)	Maximum Outplacement Services Reimbursement
Joel Gay	$1,000,000	$1,164,573	$23,625	$10,000
Chris Gannon	$532,685	$795,134	$29,864	$10,000
Eric Siebert	$416,160	$471,384	$23,625	$10,000
Nocair Bensalah	$364,140	$498,582	$29,864	$10,000
Rodney Clemente	$408,395	$289,599	$29,864	$10,000

(1)	These amounts consist of twelve months’ base pay and 100% of the target annual bonus.

(2)

The CIC Plan further provides that all unvested equity compensation held by a participant will vest and become exercisable immediately prior to a Change in Control (whether or not the participant’s employment is terminated) if a Change of Control occurs and (i) the Company’s shares are no longer publicly traded or (ii) if a publicly-traded company acquires the Company, but does not replace unvested Company awards with defined equivalent equity compensation applicable to the acquiring company’s stock. For this purpose, all performance criteria, if any, underlying unvested awards are deemed to be satisfied at 100% of target. The amount in this column for vesting of equity compensation awards assumes hypothetically that each applicable trigger under the CIC Plan occurred on December 31, 2017, and in the case of vesting RSUs is based on the closing price of the Company’s common stock of $8.75 on December 31, 2017 and in the case of vesting option awards is based on $8.75 minus the exercise price of the applicable option.

(3)	COBRA amounts are estimated based on medical, dental, vision, and life insurance amounts paid by Company on behalf of the Named Executive and amounts paid by the Named Executive.

In February 2018, Mr. Gay, the former President and Chief Executive Officer of the Company resigned from the Company. In recognition of his service to the Company, the Compensation Committee extended the vesting of his unvested options and RSUs through February 25, 2019 and the period during which Mr. Gay can exercise any vested option through the same date in consideration for a release of claims against the Company, an agreement to provide certain assistance to the Company in the future and complying with certain restrictive covenants.

Severance under Chris Gannon’s Offer Letter

Mr. Gannon’s offer letter dated May 13, 2015 provides that in the event he is involuntarily terminated by the Company other than for cause, Mr. Gannon will be entitled to a lump-sum payment equal to six months of his annual base salary, using his annual base salary rate in effect as of the date of his termination.

This severance benefit is conditioned on his signing a release in favor of the Company and will be reduced by deductions required or permitted by applicable law.

In the event of a termination due to a change of control, as defined in the CIC Plan, Mr. Gannon will be entitled to the greater of the termination benefits described above, the termination benefits under the CIC Plan, or the termination benefits under another severance plan then in effect.

Assuming Mr. Gannon was terminated without cause on December 31, 2017 and such termination is not due to a change of control, he will be entitled to a lump-sum payment equal to $166,464.

CEO PAY RATIO

For the 2017 fiscal year, the ratio of the median of the annual total compensation of all of our employees other than our Chief Executive Officer (“Median Annual Compensation”) to the annual total compensation of Mr. Joel Gay, our President and Chief Executive Officer (“CEO Compensation”) was 23 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation, who was selected in a manner consistent with Item 402(u) of Regulation S-K, as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2017 (the “Determination Date”).

To identify the Median Employee, we first determined our employee population as of the Determination Date for purposes of the calculation. We then measured the compensation of 136 employees, which represented all full-time, part-time, seasonal and temporary employees of us and our subsidiaries as of the Determination Date. The median employee was determined using 2017 W-2 wages for all U.S. employees and equivalent taxable compensation for all non-U.S. employees.

CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. Gay for under “Summary Compensation Table” for the 2017 fiscal year. For purposes of this disclosure, Median Annual Compensation was $92,446, and was calculated by totaling for our Median Employee all applicable elements of compensation for the 2017 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE

This report is not deemed to be soliciting material filed with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed with the SEC.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the consolidated audited financial statements and the related schedules in the Annual Report with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is governed by a charter. A copy of the charter is available on the Company’s website at www.energyrecovery.com. The charter was last amended effective December 4, 2009. The Audit Committee held five meetings during fiscal year 2017. The Audit Committee is comprised solely of independent directors as defined by the Nasdaq Stock Market listing standards and Rule 10A-3 of the Exchange Act.

The meetings of the Audit Committee are designed to facilitate and encourage communication among the committee, the Company, the Company’s internal audit function and the Company’s independent auditor. The Audit Committee discussed with the Company’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

The Audit Committee reviewed and discussed with BDO USA LLP, which was responsible for expressing an opinion on the conformity of those consolidated audited financial statements and related schedules with US Generally Accepted Accounting Principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), including PCAOB Auditing Standard No. 1301, Communications With Audit Committees, the rules of the SEC, and other applicable regulations. In addition, the Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by applicable PCAOB requirements regarding BDO USA, LLPs communications with the Audit Committee concerning independence. Additionally, the Audit Committee has discussed with BDO USA LLP, BDO USA, LLP’s independence from Company management and the Company, including the matters in such letter, and has considered the compatibility of non-audit services with BDO USA, LLP’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the consolidated audited financial statements and related schedules be included in the Annual Report on Form 10-K for the year ended December 31, 2017, and filed by the Company with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Alexander Buehler, Chairman of the Audit Committee

Olav Fjell

Arve Hanstveit

Robert Yu Lang Mao

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

The following table sets forth, as of April 20, 2018, the names, ages and positions of our directors who will continue in office after the Annual Meeting:

Name	Age	Position
Hans Peter Michelet	58	Director and Chairman of the Board
Alexander J. Buehler	42	Director
Olav Fjell	66	Director
Sherif Foda	49	Director
Arve Hanstveit	63	Director
Ole Peter Lorentzen	65	Director
Robert Y. L. Mao	74	Director

Nominees for Director

Olav Fjell joined our Board of Directors of the Company in June 2015. Mr. Fjell is a seasoned business leader with experience in the oil and gas industry, finance industry, and high tech engineering industry. He is Chair of the Boards of Moelven AS, Nofima AS, Concedo ASA, Bene Agere Norden AS, IFE and Franzefoss AS. He is Deputy Chair of Lotos Exploration and Production Norge and member of the Board of Turbulent Flux AS. Mr. Fjell was the Chief Executive Officer of Statoil from 1999 to 2003, Lindorff from 2005 to 2007 and of Hurtigruten from 2007 to 2012. He has also served as the Chief Executive Officer of Postbanken and been part of the senior management teams at Kongsberg Våpenfabrikk and DNB. Mr. Fjell holds a M.Sc. in Business Administration and Economics (sivilokonom) from Norwegian School of Economics and Business Administration. The Board selected Mr. Fjell because of his extensive and broad executive experience, both as a Chief Executive Officer and through directorships in Norwegian businesses and his experience in the oil and gas industry.

Ole Peter Lorentzen joined our Board of Directors in January 2007 and served until the Company went public in 2008. He joined the Board of Directors of the Company again in February 2015. Since December 1987, Mr. Lorentzen brings to the Company forty years of experience from multiple fields of business including sales and sales management, real estate development and investments in high technology companies. Mr. Lorentzen has been the Chairman and beneficial owner of Ludvig Lorentzen, an investment company that typically holds a concentrated portfolio of investments for seven to fifteen years. Mr. Lorentzen has extensive experience in working with management teams and Boards to seek methods of enhancing value for all stockholders. He served as Director of Agasti Holding ASA since May 2010 until May 2013. He also served as a Director of Opera Software ASA until June 21, 2007. Mr. Lorentzen holds a bachelor’s degree in business administration from Lund University in Sweden.

Continuing Directors

Hans Peter Michelet joined our Board of Directors in August 1995 and was appointed Chairman of the Board in September 2004 and Executive Chairman in March 2008. From January 2005 to November 2007, Mr. Michelet served as our Interim Chief Financial Officer. Before joining our Board, Mr. Michelet was a senior manager with Delphi Asset Management, an asset management firm based in Norway, and served as Chief Executive Officer of Fiba Nordic Securities, a Scandinavian investment bank. He also held management positions with Finanshuset and Storebrand Insurance Corporation. Mr. Michelet has been a member of the Board of Directors of SynchroNet Logistics Inc., a maritime technology service provider since June 2000. Mr. Michelet serves on the Board of IRIS Forskningsinvest AS, PetroMarker AS as well as being the Chairman of the Board of Active Club Solutions Inc. Mr. Michelet holds a B.A. in Finance from the University of Oregon. The Board selected Mr. Michelet as a Director and its Chairman because of his experience as an investor and entrepreneur, his senior management experience in multi-cultural financial institutions, his strong organizational and leadership skills, and his knowledge of company operations and markets.

Alexander J. Buehler joined our Board of Directors in February 2015. Mr. Buehler currently serves Executive Vice President for Global Resources at Intertek, a global, publicly-traded company headquartered in London and leading provider of assurance, testing, inspection, and certification services. He joined Intertek in September 2017. Previously, he served at Energy Maintenance Services (“EMS”) from July 2014 to September 2017, first with a brief stint as Chief Financial Officer and then as President & Chief Executive Officer, during which time he steered the company through the market downturn in oil & gas, repositioned the business as the leading integrity maintenance company and led the marketing and sale of the business to First Reserve, a leading private equity company in the oil & gas space. He served as Energy Recovery’s Chief Financial Officer from 2011 until he joined EMS in 2014. From 2004 to 2011, Mr. Buehler held executive-level positions at Insituform Technologies, Inc. (now Aegion Corporation; NASDAQ: AEGN), a global leader in water infrastructure technology and services for municipalities and industry, including oil and gas. While at Insituform, Mr. Buehler worked in the U.S and abroad, most recently as Vice President of Europe, leading all European operations from its regional headquarters in Paris, France. Mr. Buehler is a highly impactful business executive with years of experience in general management and strategic planning as well as new product development, corporate development, operations management, manufacturing process optimization, sales management, and back-office administration. Mr. Buehler has substantial experience in the global water, oil & gas, and manufacturing industries and was critical in a number of acquisitions. Mr. Buehler received a B.S. in Civil Engineering from the United States Military Academy at West Point and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania.

Sherif Foda joined our Board of Directors in September 2016. Mr. Foda is an experienced executive with more than two decades of oil and gas industry experience from around the globe. Mr. Foda currently serves as the Chairman and Chief Executive Officer of National Energy Services Reunited (NASDAQ: NESR). Previously from 2013 to 2016, Mr. Foda served as an Executive Officer and the Group President of Schlumberger Production, based in Houston, managing the different business segments of Schlumberger related to oil & gas producing fields, including Fracturing business, cementing, Well Services and Interventions, Completions, Artificial Lifts, and production businesses. From 2011 to 2013, Mr. Foda was the President of Schlumberger Europe and Africa, based in Paris. In this capacity, he managed all the different businesses, activities and operations for Schlumberger from South Africa to Norway. Prior to that, Mr. Foda held several other senior corporate and operations positions with Schlumberger in Houston, Texas, the Middle East and Europe. In addition, Mr. Foda worked in the information technology and computer industries in Egypt. He serves on the board of trustees of Awty International School in Houston, and is a board member of Al Fanar Venture Philanthropy in London. Mr. Foda holds a BSc in Electronic Engineering from Ain Shams University, and a BAC in Science from College de la Salle, both in Cairo.

Arve Hanstveit joined our Board of Directors in August 1995. Between August 1997 and November 2010, Mr. Hanstveit served as Partner and Vice President of ABG Sundal Collier, a Scandinavian investment bank, where he was responsible for advising U.S. institutional investors on equity investments in Nordic companies. Prior to joining ABG Sundal Collier, Mr. Hanstveit worked as a securities analyst and as a portfolio manager for TIAA-Cref, a large U.S. institutional investor. From February 2007 to January 2010, Mr. Hanstveit served on the Board of Directors of Kezzler AS, a privately-held Norwegian company, which delivers secure track and trace solutions to the industry. He is also a member of the Norwegian American Chamber of Commerce and the New York Angels, an independent consortium of individual accredited angel investors that provide equity capital for early-stage companies in the New York City area. Mr. Hanstveit holds a B.A. in Business from the Norwegian School of Management and an M.B.A. from the University of Wisconsin, Madison. The Board selected Mr. Hanstveit as a Director because of his early investment in the Company, his years of experience as a portfolio manager and securities analyst, his detailed understanding of global financial markets, and his extensive knowledge of the Company, its products, and markets.

Robert Y. L. Mao has served as a member of our Board of Directors since 2010. Mr. Mao was on the Board of Directors of 3Com Corporation from 2007 to 2010.   He is currently a Board member of Taiwan-based Yulon-Nissan Motor Company, which is listed on the Taiwan Stock Exchange.  He serves as a member of the Board of Directors of Ubee Interactive Corporation, a private company and a supplier of broadband access equipment and devices to multimedia and telecom service providers worldwide. He is also a Board Director of Foxconn Industrial Internet Co., Ltd., a company which has filed for IPO listing on the Shanghai Stock Exchange. Mr. Mao served on the Board of Directors of Cypress Semiconductors, a Nasdaq listed company from May 2014 to March 2015 when Cypress merged with another company. Mr. Mao also had served as a Board Member of US-China Business Council, and he was a Board member and Vice Chairman of the Pacific Telecommunication Council. In August of 2013 Mr. Mao was named Chairman, China Region, of Hewlett-Packard Company. Mr. Mao retired from Hewlett-Packard in October 2016. Mr. Mao was the CEO from 2008 to 2010 of 3Com Corporation, a developer of computer networking and security solutions, where he helped expand the company’s business in Europe, the Middle East, the Americas, Asia Pacific, and China. He completed the M&A transaction in which 3Com was acquired by Hewlett-Packard Company in April of 2010.  Prior to 3Com Corporation, he worked for Nortel Networks, a broad-based communications technology company, as CEO of the company’s Greater China operations from 1997 to 2006.  Before joining Nortel, he was regional president of the Greater China region for Alcatel-Lucent from 1995 to 1997.  He also held executive positions at Alcatel and ITT in Asia and the United States. Mr. Mao holds a B.S. in Material Science and a M.S. in Metallurgical Engineering from Cornell University and a M.B.A. in Management from the Massachusetts Institute of Technology (MIT).  The Board selected Mr. Mao to serve as a director because of his prior executive experience helping technology companies and equipment manufacturers expand into new product and geographic markets, his knowledge of the China market, his strong strategic and analytic skills, and his many years of experience as board director in public and private companies based in high technology industries. He has a long record of distinction serving in senior executive management positions with a number of multi-national companies including serving as CEO of an US public traded billion dollar company selling into world markets. He has also started and grown new ventures in the high technology industries. Mr. Mao possesses the experience, qualification, attributes and skills to serve as a Board Director of our Company.

Executive Officers

The following is biographical information for our current executive officers.

Name	Age	Position
Chris Gannon	46	President, Chief Executive Officer & Chief Financial Officer
Nocair Bensalah	49	Vice President of Operations
Andrew Stroud, Jr.	59	Vice President of Human Resources
Rodney Clemente	38	Vice President Global Desalination Sales
Eric Siebert	39	Vice President Corporate Strategy
Emily C. Smith	33	Vice President Marketing
Sharon Smith-Lenox	66	Corporate Controller and Chief Accounting Officer
William W. Yeung	45	General Counsel

Chris Gannon is the President, Chief Executive Officer and Chief Financial Officer of the Company. He was appointed as the interim President and Chief Executive Officer in February 2018 and has been the Chief Financial Officer since April 2015. Mr. Gannon has substantial experience in leading organizations through rapid change. He has deep experience in providing a strong framework for corporate governance, driving strategy and growth, creating value for stockholders, and serving as a key advisor to the Chief Executive Officer and Board of Directors. Mr. Gannon leads all finance, accounting, investor relations, and information technology operations. Prior to joining Energy Recovery, Mr. Gannon was a Managing Director at Conway MacKenzie where he served as a restructuring advisor to the City of Detroit throughout its landmark $18 billion Chapter 9 bankruptcy. He was instrumental in the development of the City’s Plan of Adjustment, including playing a leading role in crafting the $1.7 billion restructuring and reinvestment plan. Post-bankruptcy, he was a key architect of the restructuring of the City’s finance operations, as well as in developing the City’s Human Capital program. Mr. Gannon also served in various executive management roles for companies going through rapid change. Previously, Mr. Gannon held leadership roles in private equity with Talon Group and served as a finance operating partner to private equity funds through Caledonia Group. He began his career in investment banking with a focus on mergers and acquisitions and capital market transactions. Mr. Gannon earned an MBA from The University of Chicago Booth School of Business and a B.S. in Engineering from The University of Michigan College of Engineering.

Nocair Bensalah joined the Company in January 2012 as Vice President of Manufacturing. Mr. Bensalah is responsible for the Company’s procurement, production and field operations, in the capacity of Vice President of Operations. From August 2005 through December 2011, Mr. Bensalah served in technical and operational leadership roles, including quality assurance, application engineering, new product development, project management, and manufacturing at Insituform Technologies, Inc. (now Aegion Corporation; NASDAQ: AEGN) a global leading supplier of water infrastructure technology and services for municipalities and industry, including oil and gas. Between October 1999 and July 2002, Mr. Bensalah served in various positions in quality assurance and manufacturing operations at ABB Inc. (NYSE: ABB), a global leader in power, robotics and automation technologies. Mr. Bensalah holds a B.S. in Mechanical Engineering from Temple University, a MS in Engineering Management from Western Michigan University, and a MBA from Washington University in St. Louis. Mr. Bensalah is also a Six Sigma Black Belt, a certification program focused on quality assurance and manufacturing business processes.

Andrew Stroud, Jr. joined the Company in March 2014 and serves as Vice President of Human Resources. Mr. Stroud is a certified senior human resource professional with over 30 years’ experience working with Fortune 500 companies like Mobil Oil, PepsiCo, Great Plains Energy and Insituform Technologies. Prior to joining the Company, Mr. Stroud was the Founder and President of i4Talent, LLC, a human resource consulting company specializing in training and talent management. Prior to i4Talent, Mr. Stroud was the Chief HR Executive for Solutia, a specialty petrochemical company. Additionally, Mr. Stroud was previously an adjunct Professor for Webster University’s Business School, teaching human resource development in their MBA program.

Rodney Clemente joined Energy Recovery in 1998 and currently holds the position of Vice President, Global Desalination Sales Operations. Responsible for all of Energy Recovery’s sales, technical service, support and aftermarket activities for the global desalination business unit, Mr. Clemente provides a high level of system design, technical consultation and commercial support for desalination customers worldwide. During Mr. Clemente’s tenure with the Company, he has gained intimate knowledge of energy recovery technologies, pumping systems, desalination systems and various industrial processes. His expertise also spans several verticals, including manufacturing, marketing and business development. He is an active member of many of the leading industry organizations such as IDA and AMTA. Mr. Clemente has a BS in Engineering from California State University, East Bay and an Executive MBA from the University of Virginia’s Darden School of Business.

Eric Siebert joined Energy Recovery in 2015 as Vice President, Corporate Strategy. Mr. Siebert most recently served as General Manager of Coating Services for Aegion, a leading pipeline corrosion protection company that operates within global oil & gas markets. After Mr. Siebert helped establish Aegion’s Eastern Hemisphere headquarters in Dubai, he focused on developing and managing operations in key international markets, including Europe, Middle East, Asia, Africa & the Caspian Region. Mr. Siebert had full P&L responsibility for the coating services business, including strategic and financial planning, capital investment, market development and execution. Prior to his operational role, Mr. Siebert was an integral part of the Strategy & Development team that led Aegion’s diversification into pipeline corrosion protection within the oil & gas sector. Prior to joining Aegion, Mr. Siebert held management positions in the Financial Services industry with companies like Ernst & Young and Merrill Lynch. He began his career in investment banking and middle market financing in London with a focus on capital market transactions. Mr. Siebert holds a BA in Business Administration from Illinois Wesleyan University and an MBA from the University of Chicago’s Booth School of Business.

Emily C. Smith was named Vice President of Marketing in November 2015. Ms. Smith joined Energy Recovery in August 2011 and has held several positions spanning multiple disciplines, including Senior Director of Corporate Development, Director of Financial Planning & Analysis, and the Strategic Analyst to the Chief Executive Officer. Most recently, Ms. Smith has played a critical role in the formation of the Company’s three-year strategic plan and product development road map. Prior to joining the Company, Ms. Smith held various roles at Aegion Corporation (NASDAQ: AEGN), most notably as Controller, and was a top-performing Analyst at Merrill Lynch in their Industrials Investment Banking group. She is a graduate of the University of Pennsylvania’s Wharton School of Business, where she earned an MBA with a concentration in Finance. She earned a BS in Communication from Northwestern University.

Sharon Smith-Lenox is Corporate Controller and Chief Accounting Officer of Energy Recovery. Ms. Smith-Lenox joined the Company in February 2013 as Controller, and was promoted to Corporate Controller and Chief Accounting Officer in April 2015. From 2009 to 2013, she was Controller for Tigo Energy, a provider of smart module optimizer technology for the solar industry. Previously, she was Corporate Controller and Chief Accounting Officer for Maxim Integrated Products, Inc., a public semi-conductor developer and manufacturer of integrated circuits for the industrial, communications, consumer, and computing markets. Ms. Smith-Lenox also held various positions of increasing responsibility at the Hewlett-Packard Company, including Americas Controller for Hewlett-Packard’s leasing business. Ms. Smith-Lenox holds an M.A. in International Relations from the University of California, Berkeley, a B.S. in Accounting from the California State University, East Bay, and a B.A. in International Relations from Long Island University. She is a Certified Public Accountant (CPA, inactive).

William W. Yeung joined Energy Recovery in June 2016 as the General Counsel. Mr. Yeung brings almost 20 years of experience, with extensive experience in securities law, corporate governance and compliance, corporate strategy, SEC reporting and regulatory compliance, mergers and acquisitions, and general contracts. His clients have included Goldman Sachs, JP Morgan, Credit Suisse, Citigroup Global Markets, Lehman Brothers, UBS, Salomon Smith Barney, BNP Paribas, Del Monte, Sony Capital Corporation, McDonald’s Corporation, KBC Bank, The Interpublic Group of Companies, The Bank of New York, United Technologies Corporation, and Nortel Networks. Prior to joining the Company, Mr. Yeung was the General Counsel of SharesPost, Inc. and served as a senior legal executive for Thomas Weisel Partners Group Inc. and Socialutions Inc. Mr. Yeung began practicing law at Cleary, Gottlieb, Steen & Hamilton LLP in New York and practiced at Morrison & Foerster LLP in San Francisco. He holds a JD from New York University School of Law and a BA from Boston College.

RELATED PERSON POLICIES AND TRANSACTIONS

The NASDAQ listing rules require that the Company, on an ongoing basis, conduct appropriate reviews of all related-person transactions for potential conflict-of-interest situations. Our Audit Committee charter provides that the committee’s responsibilities include the review of all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended, and to determine whether to approve the transactions. In determining whether a related party transaction will be approved, the Audit Committee will consider several factors, including without limitation: (a) the benefits to the Company; (b) the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (c) the availability of other sources for comparable products or services; (d) the terms of the transaction; and (e) the terms available to unrelated third parties or to employees generally.

Related party transactions are, subject to certain limited exceptions, any transaction, arrangement or relationship in which we are a participant and the amount involved exceeds $120,000, and the related party had, has or will have a direct or indirect material interest. Related party includes: (a) any person who is or was (at any time during the last fiscal year) an executive officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of our voting securities; (c) any immediate family member of a person described in clauses (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a director, executive officer or partner, or is in a similar position, or in which such person, together with all other “related parties,” have in the aggregate 5% or greater beneficial ownership interest.

The Board’s Nominating and Corporate Governance Committee charter also provides that the Nominating and Corporate Governance Committee will review potential conflicts of interest. In addition, the Company’s Code of Business Conduct and Ethics provides that each employee and non-employee director is expected to disclose potential conflicts of interest involving that individual or the individual’s family members to a supervisor, executive officer, or member of the Audit Committee as described in the Company’s Code of Business Conduct and Ethics.

Notwithstanding the foregoing, all compensation-related matters must be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval.

During fiscal 2017, we did not enter into any transactions with related parties that required review, approval or ratification by the Board of Directors as described above.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees of the Company as required by the listing rules of the NASDAQ Stock Market. Any amendments to, or waivers from, any provision of the Company’s Code of Business Conduct and Ethics will be posted on the Company’s website. A copy of the Code of Business Conduct and Ethics is posted on the Company’s website at www.energyrecovery.com.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting

For stockholder proposals to be considered properly brought before an annual meeting, the stockholder must have given timely notice in writing to the Secretary of the Company and otherwise comply with the provisions of our Bylaws regarding the requirements for stockholder proposals to be brought before an annual meeting. Under our Bylaws, to be timely for the annual meeting of stockholders to be held in 2019, a stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company between December 31, 2018 and January 30, 2019. Also under our Bylaws, a stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting: (a) the name and record address of the stockholder who intends to propose the business and the class or series and number of shares of our capital stock that are owned beneficially or of record by such stockholder; (b) a representation that the stockholder is a holder of record of Energy Recovery stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice; (c) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by the stockholder under applicable SEC regulations. Information with respect to the requirements for stockholder nominations for candidates to serve as a director of the Company is set forth above under “Board and Corporate Governance Matters – The Nominating and Corporate Governance Committee.”

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, and intended to be presented at the Company’s annual meeting of stockholders to be held in 2019 must be received by the Secretary of the Company (at Energy Recovery, Inc., 1717 Doolittle Drive, San Leandro CA 94577, Attn: Secretary) no later than December 31, 2018 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who own more than 10% of the Company’s common stock (collectively “Reporting Persons”) to file reports of ownership and changes in ownership of the Company’s common stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on our review of copies of the reports we have received and written representations provided to us from the individuals required to file the reports, we believe that each of our executive officers and directors has complied with applicable reporting requirements for transactions in our common stock during the year ended December 31, 2017.

Other Matters

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented or otherwise allowed to be considered at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to submit your proxy or voting instructions at your earliest convenience.

ANNUAL REPORTS

The Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (our “Annual Report”) (which is not a part of our proxy soliciting materials), is being mailed with this Proxy Statement to those stockholders that request to receive a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and our Annual Report at www.proxyvote.com, which does not have “cookies” that identify visitors to the site. Requests for copies of our Annual Report may also be directed to the Secretary at Energy Recovery, Inc., 1717 Doolittle Drive, San Leandro CA 94577, Attn: Secretary.

We filed our Annual Report with the SEC on March 8, 2018. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by an Energy Recovery stockholder, we will mail without charge a copy of our Annual Report, including the financial statements and financial statement schedules, but excluding exhibits to our Annual Report. Exhibits to our Annual Report are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit(s). All requests should be directed to the Secretary at Energy Recovery, Inc., 1717 Doolittle Drive, San Leandro CA 94577, Attn: Secretary.

By Order of the Board of Directors, Chris Gannon President and Chief Executive Officer

April 30, 2018

San Leandro, California

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/13/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/13/2018. Have your proxy card in hand when you call and follow the instructions provided.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. To elect two Class I directors to hold office until the 2021 annual meeting of stockholders or until their respective successors are elected and qualified:

Nominees

1) Olav Fjell 2) Ole Peter Lorentzen

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018.	☐	☐	☐
3. To approve, on an advisory basis, our executive compensation for the fiscal year ended December 31, 2017 as described in the Proxy Statement.	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm as described in Proposal No. 2 of the Proxy Statement and FOR the approval, on an advisory basis, of our executive compensation for the fiscal year ended December 31, 2017 as described in Proposal No. 3 of the Proxy Statement.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000378730_1 R1.0.1.17

The Notice and Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2017 are available at www.proxyvote.com.

ENERGY RECOVERY INC.
Annual Meeting of Stockholders
June 14, 2018, 10:00 A.M.
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Chris Gannon and William Yeung, or either of them, as proxies, each having full power of substitution, to vote all of the shares of common stock of Energy Recovery, Inc., that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on June 14, 2018, at 10:00 A.M. local time, at 1717 Doolittle Drive, San Leandro, CA 94577, and any adjournment or postponement thereof, on all matters set forth on the reverse side and in its/their discretion upon such other matters as may properly come before the Annual Meeting.

The undersigned hereby acknowledge(s) receipt of the Proxy Statement dated April 30, 2018 and a copy of Energy Recovery, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission on March 8, 2018. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and, by filing this proxy with the Secretary of Energy Recovery, Inc., gives notice of such revocation.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm as described in Proposal No. 2 of the Proxy Statement and FOR the approval, on an advisory basis, of our executive compensation for the fiscal year ended December 31, 2017 as described in Proposal No. 3 of the Proxy Statement.

Continued and to be signed on reverse side

0000378730_2 R1.0.1.17